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                                                                  EXECUTION COPY

                            AGREEMENT AND PLAN OF MERGER

                                     AMONG

                               PITNEY BOWES INC.,

                             MAUI ACQUISITION CORP.

                                      AND

                           ALYSIS TECHNOLOGIES, INC.

                           DATED AS OF MARCH 20, 2001
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                               TABLE OF CONTENTS

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ARTICLE I THE OFFER.......................................................      1

Section 1.1   The Offer...................................................      1

Section 1.2   Company Actions.............................................      2

Section 1.3   Stockholder Lists...........................................      3

Section 1.4   Directors...................................................      4

ARTICLE II THE MERGER.....................................................      4

Section 2.1   The Merger..................................................      4

Section 2.2   Consummation of the Merger..................................      5

Section 2.3   Effects of the Merger.......................................      5

Section 2.4   Certificate of Incorporation and Bylaws.....................      5

Section 2.5   Directors and Officers......................................      5

Section 2.6   Conversion of Shares........................................      5

Section 2.7   Conversion of Common Stock of Purchaser.....................      6

Section 2.8   Stockholders' Meeting.......................................      6

Section 2.9   Merger Without Meeting of Stockholders......................      6

Section 2.10  Withholding Taxes...........................................      6

ARTICLE III PAYMENT FOR SHARES; OPTIONS...................................      6

Section 3.1   Payment for Shares..........................................      6

Section 3.2   Closing of the Company's Transfer Books.....................      8

Section 3.3   Existing Stock Options; Warrants............................      8

Section 3.4   Dissenting Shares...........................................      9

Section 3.5   Adjustments.................................................      9

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................     10

Section 4.1   Organization and Qualification..............................     10

Section 4.2   Capitalization..............................................     10

Section 4.3   Authority for this Agreement................................     11

Section 4.4   Consents and Approvals; No Violation........................     11

Section 4.5   Reports; Financial Statements...............................     12

Section 4.6   Absence of Certain Changes..................................     13

Section 4.7   Schedule 14D-9; Offer Documents and Proxy Statement.........     13

Section 4.8   Brokers.....................................................     13

Section 4.9   Employee Benefit Matters....................................     14

Section 4.10  Litigation, etc.............................................     16

Section 4.11  Tax Matters.................................................     16
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Section 4.12  Compliance with Law.........................................     17

Section 4.13  Environmental Matters.......................................     17

Section 4.14  Intellectual Property.......................................     18

Section 4.15  Real Property...............................................     20

Section 4.16  Material Contracts..........................................     20

Section 4.17  Opinion of Financial Advisor................................     21

Section 4.18  Vote Required...............................................     21

Section 4.19  Anti-takeover Plan; State Takeover Statutes.................     21

Section 4.20  Insurance...................................................     21

Section 4.21  Trade Relations.............................................     22

Section 4.22  Warranties; Product Claims..................................     22

Section 4.23  Potential Conflicts of Interest.............................     22

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER..........     22

Section 5.1   Organization and Qualification..............................     22

Section 5.2   Authority for this Agreement................................     23

Section 5.3   Offer Documents; Proxy Statement............................     23

Section 5.4   Consents and Approvals; No Violation........................     23

Section 5.5   Operations of Purchaser.....................................     24

Section 5.6   Brokers.....................................................     24

Section 5.7   Litigation..................................................     24

Section 5.8   Funds.......................................................     24

ARTICLE VI COVENANTS......................................................     24

Section 6.1   Conduct of Business of the Company..........................     24

Section 6.2   No Solicitation.............................................     26

Section 6.3   Access to Information.......................................     27

Section 6.4   Reasonable Efforts; Further Actions.........................     28

Section 6.5   Indemnification and Insurance...............................     28

Section 6.6   Proxy Statement.............................................     29

Section 6.7   Notification of Certain Matters.............................     29

Section 6.8   Press Releases and Communications...........................     29

Section 6.9   Benefits....................................................     29

Section 6.10  Purchaser Compliance........................................     30

ARTICLE VII CONDITIONS TO CONSUMMATION OF THE MERGER......................     30

Section 7.1   Conditions to Each Party's Obligation to Effect the
              Merger......................................................     30

ARTICLE VIII TERMINATION; AMENDMENT; WAIVER...............................     31

Section 8.1   Termination.................................................     31
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Section 8.2   Effect of Termination.......................................     32

Section 8.3   Fees and Expenses...........................................     32

Section 8.4   Amendment...................................................     33

Section 8.5   Extension; Waiver; Remedies.................................     33

ARTICLE IX MISCELLANEOUS..................................................     34

Section 9.1   Definitions.................................................     34

Section 9.2   Survival of Representations and Warranties..................     38

Section 9.3   Entire Agreement; Assignment................................     38

Section 9.4   Validity....................................................     38

Section 9.5   Notices.....................................................     38

Section 9.6   Governing Law...............................................     39

Section 9.7   Jurisdiction................................................     39

Section 9.8   Waiver of Jury Trial........................................     39

Section 9.9   Descriptive Headings........................................     39

Section 9.10  Parties in Interest.........................................     39

Section 9.11  Counterparts................................................     40

Section 9.12  Further Assurances..........................................     40

Exhibits

  Exhibit A   Conditions to the Offer

  Exhibit B   Plan of Merger
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
                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER (as amended, this "AGREEMENT"), dated as of March 20, 2001, by and among PITNEY BOWES INC., a Delaware corporation ("PARENT"), MAUI ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("PURCHASER"), and ALYSIS TECHNOLOGIES, INC., a Delaware corporation (the "COMPANY"). Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to them in Section 9.1.

                                    RECITALS

    WHEREAS, the Boards of Directors of Parent, Purchaser and the Company have each determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, their respective stockholders;

    WHEREAS, the Board of Directors of the Company has adopted resolutions approving the acquisition of the Company by Parent and Purchaser, this Agreement and the transactions contemplated hereby, and has agreed to recommend that the Company's stockholders approve the plan of merger (as such term is used in Section 251 of the Delaware General Corporation Law (the "CORPORATION LAW")) contained in this Agreement and the transactions contemplated hereby and tender their Shares;

    WHEREAS, simultaneously with the execution and delivery of this Agreement, certain stockholders of the Company have entered into a Voting and Tender Agreement, dated as of the date hereof, with Parent; and

    WHEREAS, Parent, Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

    NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                                   THE OFFER

    Section 1.1  THE OFFER.

     (a) (i) Provided that this Agreement shall not have been terminated in accordance with Section 8.1, Purchaser shall, and Parent shall cause Purchaser to, as promptly as practicable (but in no event later than seven
    (7) Business Days following the public announcement of the terms of this Agreement) Commence an offer to purchase (x) all outstanding shares of the Company's common stock, par value $0.01 per share (the "COMMON SHARES") and
    (y) all of the outstanding shares of the Company's class B common stock, par value $0.01 per share (the "CLASS B SHARES" and, together with the Common Shares, the "SHARES"), at a price (such price, or any higher price as may be paid in the Offer, the "OFFER PRICE") of ONE UNITED STATES DOLLAR AND THIRTY-NINE CENTS ($1.39) per Share, net to the seller in cash (such tender offer, as it may be amended and supplemented from time to time as permitted under this Agreement, the "OFFER"). The obligation of Purchaser to Commence and consummate the Offer and to accept for payment and to pay for any Shares tendered pursuant thereto shall be subject only to the terms and conditions set forth in this Agreement and to those conditions set forth in Exhibit A hereto (the "OFFER CONDITIONS"), any of which (other than the Minimum Tender Condition (as defined in Exhibit A)) may be waived by Purchaser in its sole discretion. The initial expiration date of the Offer shall be the twentieth
    (20th) Business Day following the Commencement of the Offer. Purchaser expressly reserves the right to modify the terms of the Offer, except that, without the prior written consent of the Company, Purchaser shall not
    (A) decrease the Offer Price or change the form of the consideration payable in the Offer, (B) decrease the number of Shares sought pursuant to the Offer, (C) impose additional conditions to the Offer or
    (D) change the conditions to the Offer or amend any other term of the Offer if any such change or amendment would be in any manner adverse to the holders of the Shares.

        (ii) Subject to the terms and conditions of this Agreement and to the satisfaction or waiver of the Offer Conditions as of any scheduled expiration of the initial offering period of the Offer, Purchaser shall accept for payment and pay for Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after such scheduled expiration. Notwithstanding the foregoing, Purchaser and Parent shall have the right to, (A) extend the Offer, from time to time, if at the expiration date of the Offer (with respect to either the initial offering period or an extended offering period, as the case may be) any of the conditions to the Offer have not been satisfied or waived, (B) extend the Offer for any period required by any regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer or (C) elect to provide one or more subsequent offering periods of up to an additional twenty (20) Business Days in the aggregate (collectively, the "SUBSEQUENT PERIOD") pursuant to Rule 14d-11 of the Exchange Act. Purchaser shall immediately accept and promptly pay for all Shares as they are tendered during the Subsequent Period. In addition, the Offer Price may be increased and the Offer may be extended to the extent required by Law in connection with such increase in each case without the consent of the Company. Parent and Purchaser further agree that in the event of the failure of one or more of the Offer Conditions set forth in clause (C) of Exhibit A to be satisfied or waived on any date upon which the Offer would otherwise expire, Purchaser shall extend the Offer for up to an additional ten
    (10) Business Days or such shorter time during which such condition is or conditions may be satisfied or waived; PROVIDED, HOWEVER, that Purchaser shall not be required to extend the Offer as set forth in this sentence if such condition or conditions could not reasonably be expected to be satisfied within such ten (10) Business Day period; PROVIDED, FURTHER, that, Purchaser shall not be required to extend the Offer beyond the date specified in Section 8.1(b).

    (b) On the date of Commencement of the Offer, Parent and Purchaser shall file or cause to be filed with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "SCHEDULE TO") with respect to the Offer which will comply in all material respects with the provisions of, and satisfy in all material respects the requirements of, such Schedule TO and all applicable federal securities laws and shall contain the offer to purchase and related letter of transmittal and other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively with any supplements or amendments thereto, the "OFFER DOCUMENTS"). The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their filing with the SEC. Parent and Purchaser agree to provide the Company with, and to consult with the Company regarding, any comments that may be received from the SEC or its staff with respect to the Offer Documents promptly after receipt thereof. Parent, Purchaser and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and Parent and Purchaser further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and be disseminated to holders of Shares, in each case, as and to the extent required by Law.

    Section 1.2  COMPANY ACTIONS.

    (a) The Company hereby consents to the Offer and represents and warrants that (i) its Board of Directors (at a meeting or meetings duly called and held prior to the date hereof) has (A) determined that the terms of each of the Offer and the Merger are advisable and fair to, and in the best interests of, the stockholders of the Company, (B) approved and adopted this Agreement and the transactions contemplated hereby (including the Offer and the Merger)
(C) resolved to recommend acceptance of the Offer and approval and adoption of the plan of merger (as such term is used in Section 251 of the

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Corporation Law and attached as Exhibit B hereto (the "PLAN OF MERGER"))
contained in this Agreement by the stockholders of the Company and directed that the Plan of Merger be submitted to the stockholders of the Company for approval, and (D) taken all necessary steps to render Section 203 of the Corporation Law inapplicable to Parent and Purchaser and to the Merger and the acquisition of Shares pursuant to the Offer and (E) resolved to elect, to the extent permitted by law, not to be subject to any "moratorium," "control share acquisition," "business combination," "fair price" or other form of anti-takeover laws and regulations (collectively, "TAKEOVER LAWS") of any jurisdiction that may purport to be applicable to this Agreement (PROVIDED, HOWEVER, that prior to the purchase of any Shares pursuant to the Offer, such consent, determination, recommendation, rendering and election by the Company's Board of Directors specified in this Section 1.2(a)(i) may be withdrawn, modified, rescinded or amended if the Company's Board of Directors determines to accept a Superior Proposal in the manner specified and in accordance with the terms of this Agreement, and (ii) First Union Securities, Inc. ("FIRST UNION"), the Company's financial advisor, has delivered to the Company's Board of Directors its opinion to the effect that, as of the date of such opinion, the consideration to be paid in the Offer and the Merger to the Company's stockholders is fair, from a financial point of view, to such stockholders.

    (b) Upon Commencement of the Offer, the Company shall file with the SEC a Solicitation/ Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "SCHEDULE 14D-9") containing the recommendations of its Board of Directors described in Section 1.2(a)(i)(C). The Company hereby consents to the inclusion of such recommendations in the Offer Documents and shall disseminate the Schedule 14D-9 to stockholders of the Company as required by Rule 14D-9 promulgated under the Exchange Act. The Company shall cooperate with Parent and Purchaser to include a copy of the
Schedule 14D-9 with the Offer Documents mailed or furnished to the Company's stockholders. Parent and Purchaser shall provide the Company all information reasonably requested by the Company for inclusion in the Schedule 14D-9. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its filing with the SEC. The Company agrees to provide Parent and Purchaser with, and to consult with Parent and Purchaser regarding, any comments that may be received from the SEC or its staff with respect to the Schedule 14D-9 promptly upon receipt thereof. Parent, Purchaser and the Company each agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and be disseminated to holders of Shares, in each case, as and to the extent required by Law.

    Section 1.3 STOCKHOLDER LISTS. In connection with the Offer, upon Parent's or Purchaser's request, the Company shall or shall cause Chase Mellon Stockholder Services, the Company's transfer agent (the "TRANSFER AGENT"), to furnish Parent and Purchaser promptly with mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of a recent date and shall cause the Transfer Agent to furnish Parent and Purchaser with such information and assistance (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) as Parent, Purchaser or their agents may reasonably request in communicating the Offer to the record and beneficial holders of the Shares. Subject to the requirements of Law, Parent and Purchaser, except only as is necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger; and if this Agreement is terminated, shall promptly deliver or cause to be delivered to the Company all copies of such information then in their possession or under their control.

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    Section 1.4  DIRECTORS.

    (a) Subject to applicable Law and to the extent permitted by the National Association of Securities Dealers, Inc. promptly upon the purchase by Purchaser pursuant to the Offer of such number of Common Shares as represents at least a majority of the outstanding Common Shares (the "APPOINTMENT TIME"), and from time to time thereafter, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, to serve on the Board of Directors of the Company as will give Purchaser representation on the Board of Directors of the Company equal to the product of (i) the number of directors on the Board of Directors of the Company (giving effect to the election of any additional directors pursuant to this Section 1.4) and (ii) the percentage that such number of Common Shares beneficially owned by Parent and/or Purchaser (including Common Shares accepted for payment) so purchased bears to the number of Common Shares outstanding. The Company shall, upon request by Purchaser, promptly take all actions necessary to cause Purchaser's designees to be elected or appointed to the Board of Directors of the Company, including without limitation, increasing the size of the Board of Directors of the Company or securing the resignations of such number of directors as is necessary to provide Purchaser with such level of representation, or both; PROVIDED, HOWEVER, that prior to the Effective Time, the Company's Board of Directors shall always have at least two (2) members (the "INDEPENDENT DIRECTORS") who are neither officers of Parent nor designees, shareholders or affiliates of Parent or Parent's affiliates ("PARENT INSIDERS"); PROVIDED, FURTHER, that, in such event, if the number of Independent Directors shall be reduced below two (2) for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there shall be only one remaining) shall be entitled to designate individuals to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate two (2) individuals to fill such vacancies who shall not be Parent Insiders, and such individuals shall be deemed to be Independent Directors for purposes of this Agreement. The Company shall cause individuals designated by Purchaser to constitute the same percentage as is on the entire Board of Directors of the Company (after giving effect to this Section 1.4(a)) to be on (i) each committee of the Board of Directors of the Company and
(ii) each Board of Directors and each committee thereof of each Subsidiary of the Company. The Company's obligations to appoint designees to its Board of Directors shall be subject to compliance with Section 14(f) of the Exchange Act. At the request of Purchaser, the Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 under the Exchange Act in order to fulfill its obligations under this Section 1.4(a) and shall include in the Schedule 14D-9 or otherwise timely mail to its stockholders all necessary information to comply therewith. Parent and Purchaser will supply to the Company, and be solely responsible for, all information with respect to themselves and their respective officers, directors and affiliates required by
Section 14(f) and Rule 14f-1 under the Exchange Act.

    (b) Following the Appointment Time, any amendment of this Agreement, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser or any waiver of any of the Company's rights hereunder or any other determination with respect to any action to be taken or not to be taken by the Company relating to this Agreement, shall require the concurrence of the Independent Directors.

                                   ARTICLE II
                                   THE MERGER

    Section 2.1 THE MERGER. Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the Corporation Law, Purchaser shall be merged with and into the Company (the "MERGER") as soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in Article VII hereof. The Company shall be the surviving corporation in the Merger (the "SURVIVING CORPORATION") under the name "Alysis Technologies, Inc." and shall continue its

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
existence under the laws of Delaware. In connection with the Merger, the separate corporate existence of Purchaser shall cease. At the election of Parent, any direct or indirect wholly-owned subsidiary of Parent may be substituted for Purchaser as a constituent corporation in the Merger. In such event, this Agreement shall be deemed modified to reflect the foregoing, and if requested by Parent, the Company agrees to execute an appropriate amendment to this Agreement in order to reflect the foregoing.

    Section 2.2 CONSUMMATION OF THE MERGER. Subject to the provisions of this Agreement, as soon as practicable following the satisfaction or waiver of the conditions set forth in Article VII, Purchaser and the Company shall cause the Merger to be consummated by filing with the office of the Secretary of State of the State of Delaware the executed original and a copy of the certificate of merger, as required by Section 251 or 253 of the Corporation Law, and shall take all such other and further actions as may be required by law to make the Merger effective. Prior to the filing referred to in this Section 2.2, a closing (the "CLOSING") will be held at 10 a.m. at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York (or such other time and place as the parties may agree) for the purpose of confirming all the matters contained herein. The time the Merger becomes effective in accordance with applicable Law is referred to as the "EFFECTIVE TIME."

    Section 2.3 EFFECTS OF THE MERGER. The Merger shall have the effects set forth herein and in the applicable provisions of the Corporation Law.

    Section 2.4 CERTIFICATE OF INCORPORATION AND BYLAWS. The certificate of incorporation and the bylaws of Purchaser, in each case as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Corporation, in each case until amended in accordance with applicable Law; PROVIDED, HOWEVER, that (a) Article I of the certificate of incorporation of the Surviving Corporation shall be amended to read in its entirety as follows: "ARTICLE I. The name of the Corporation is Alysis Technologies, Inc. (the "CORPORATION")" and (b) the certificate of incorporation and the bylaws of Purchaser shall be amended to the extent necessary to comply with the requirements of Section 6.5(a).

    Section 2.5 DIRECTORS AND OFFICERS. The directors of Purchaser immediately prior to the Effective Time and the officers of Purchaser immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation until their respective death, permanent disability, resignation or removal or until their respective successors are duly elected and qualified all in accordance with applicable Law.

    Section 2.6  CONVERSION OF SHARES.

    (a) Each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Parent, Purchaser or by any Subsidiary or affiliate of Parent, Purchaser or by the Company, all of which shall be canceled without any consideration being exchanged therefor and (ii) Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Time into the right to receive in cash an amount per Share (subject to any applicable withholding tax specified in Section 2.10 hereof) equal to the Offer Price, without interest (the "MERGER CONSIDERATION"), upon the surrender of the certificate representing such Shares as provided in Section 3.1. At the Effective Time, each (x) Existing Stock Option shall be converted into the right to receive the Option Consideration, if any, and (y) each Existing Warrant shall be converted into the right to receive the Warrant Consideration, if any, in each case pursuant to Section 3.3 hereof.

    (b) Each share of the Company's series B preferred stock, par value $0.01 per share (the "PREFERRED STOCK"), issued and outstanding immediately prior to the Effective Time shall, in accordance with the Company's Certificate of Designation, Preference and Rights of Series B Preferred Stock, as filed with the Secretary of State of the State of Delaware on July 29, 1999 (the "CERTIFICATE OF

DESIGNATION"), and by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Time into the right to receive the Liquidation Preference (as such term is defined in the Certificate of Designation), as calculated as of the Effective Time, without interest, upon surrender of the certificate representing such shares of Preferred Stock as provided in Section 3.1.

    Section 2.7 CONVERSION OF COMMON STOCK OF PURCHASER. Each share of common stock, no par value, of Purchaser issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one share of common stock of the Surviving Corporation.

    Section 2.8 STOCKHOLDERS' MEETING. Unless the Merger is consummated in accordance with Section 253 of the Corporation Law as contemplated by
Section 2.9 and subject to applicable Law, the Company acting through its Board of Directors shall in accordance with applicable Law duly call, give notice of, convene and hold a special meeting (the "SPECIAL MEETING") of its stockholders as soon as practicable following the consummation of the Offer for the purpose of approving the Plan of Merger set forth in this Agreement and include in the Proxy Statement the recommendation of its Board of Directors that stockholders of the Company vote in favor of the adoption of the Plan of Merger set forth in this Agreement. The Company shall use its reasonable best efforts to solicit from stockholders of the Company proxies in favor of the Merger and shall take all other action in its judgment necessary and appropriate to secure the vote of stockholders required by the Corporate Law to effect the Merger. Parent and Purchaser each agree that, at the Special Meeting, all of the Shares acquired pursuant to the Offer or otherwise owned or acquired by Parent or Purchaser or any of their affiliates shall be voted in favor of the Merger.

    Section 2.9 MERGER WITHOUT MEETING OF STOCKHOLDERS. If Purchaser, in combination with Parent or any other direct or indirect Subsidiary of Parent, shall hold at least ninety percent (90%) of the outstanding shares of each class of capital stock of the Company, each of Parent, Purchaser and the Company shall take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after the consummation of the Offer, without a meeting of stockholders of the Company, in accordance with Section 253 of the Corporation Law.

    Section 2.10 WITHHOLDING TAXES. Parent, Purchaser and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares or Existing Stock Options pursuant to the Offer or the Merger any stock transfer taxes and such amounts as are required to be withheld under the Internal Revenue Code of 1986, together with the rules and regulations promulgated thereunder, as amended (the "CODE"), or any applicable provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement and the Offer as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.

                                  ARTICLE III
                          PAYMENT FOR SHARES; OPTIONS

    Section 3.1  PAYMENT FOR SHARES.

    (a) Prior to the Effective Time, Parent will cause Purchaser to make available to a bank or trust company designated by Parent (the "PAYING AGENT") sufficient funds to make the payments pursuant to Section 2.6 hereof on a timely basis to (i) holders (other than Parent or Purchaser or any of their respective Subsidiaries) of Shares and (ii) if applicable, holders of shares of Preferred Stock, in each case that are issued and outstanding immediately prior to the Effective Time (such amounts being hereinafter referred to as the "PAYMENT FUND"). The Paying Agent shall make the payments provided for in the preceding sentence out of the Payment Fund. The Payment Fund shall not be used for any other purpose, except as provided in this Agreement.

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
    (b) As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each record holder (other than Parent or Purchaser or any of their respective Subsidiaries), as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented (i) Shares (the "COMMON STOCK CERTIFICATES") or (ii) shares of Preferred Stock (the "PREFERRED STOCK CERTIFICATES" and together with the Common Stock Certificates, the "CERTIFICATES"), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificate and receiving payment therefor. Following surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed and such other documents as may be reasonably required by the Paying Agent, the holder of such Certificate shall be paid in exchange therefor cash in an amount (subject to any applicable withholding tax as specified in Section 2.10 hereof) equal to
(x) with respect to any Common Stock Certificate, the product of the number of Shares represented by such Common Stock Certificate multiplied by the Merger Consideration and (y) with respect to any Preferred Stock Certificate, the product of the number of shares of Preferred Stock represented by such Preferred Stock Certificate multiplied by the Liquidation Preference, and each such Common Stock Certificate and Preferred Stock Certificate shall forthwith be canceled. No interest shall be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a Person other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment (A) pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or
(B) establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. From and after the Effective Time and until surrendered in accordance with the provisions of this Section 3.1, each Certificate (other than Certificates representing Shares owned by Parent or Purchaser or any of their respective Subsidiaries) shall represent for all purposes solely the right to receive, in accordance with the terms hereof, either (1) the Merger Consideration in cash multiplied by the number of Shares evidenced by such Common Stock Certificate or (2) the Liquidation Preference in cash multiplied by the number of shares of Preferred Stock evidenced by such Preferred Stock Certificate, in each case without any interest thereon.

    (c) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in exchange for such affidavit, either (i) the applicable Merger Consideration with respect to the Shares formerly represented by such Common Stock Certificate or (b) the applicable Liquidation Preference with respect to the shares of the Preferred Stock formerly represented by such Preferred Stock Certificate.

    (d) Any portion of the Merger Consideration made available to the Paying Agent to pay for Shares for which appraisal rights have been perfected shall be returned to the Parent upon demand. Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of the Company for six (6) months after the Effective Time shall be repaid to the Surviving Corporation. Any former stockholders of the Company who have not complied with Section 3.1 hereof prior to the end of such six
(6) month period shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) but only as general creditors thereof for payment of their claim for the Merger Consideration or Liquidation Preference, as the case may be, without any interest thereon, upon due surrender of the Certificates held by them. Neither Parent, the Surviving Corporation nor the Paying Agent, shall be liable to any holder of Shares or to any holder of shares of Preferred Stock for any monies delivered from the Payment Fund or otherwise to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been surrendered prior to two (2) years after the Effective Time (or such earlier date as shall be immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar law) unclaimed funds payable with respect to such certificates shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

    Section 3.2 CLOSING OF THE COMPANY'S TRANSFER BOOKS. At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed. At and after the Effective Time, there shall be no registration of transfers of Shares or shares of Preferred Stock which were outstanding immediately prior to the Effective Time on the stock transfer books of the Surviving Corporation. From and after the Effective Time, the holders of Shares or shares of Preferred Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares or shares of Preferred Stock except as otherwise provided in this Agreement or by applicable Law. All cash paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares or shares of Preferred Stock previously represented by such Certificates. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for cash as provided in this Article III.

    Section 3.3  EXISTING STOCK OPTIONS; WARRANTS.

    (a) Each option or right to acquire Shares (the "EXISTING STOCK OPTIONS") granted under any stock option or similar plan of the Company or under any agreement to which the Company or any Subsidiary is a party (other than stock purchase rights under the Company's Employee Stock Purchase Plan) (the "STOCK OPTION PLANS") which is outstanding or otherwise reflected on Section 4.2(a) of the Disclosure Letter on the date that the amendment to Schedule TO reporting the initial acceptance by Purchaser of the Shares tendered in the Offer is filed with the SEC (the "ACCEPTANCE DATE"), whether or not then exercisable or vested, shall by virtue of the Merger and without any action on the part of the Company or the holder thereof, be converted into and shall represent only the right to receive an amount in cash, without interest, with respect to each Share subject thereto equal to the excess, if any, of the Merger Consideration over the per share exercise or purchase price of such Existing Stock Option. On and after the date hereof, the Company shall grant no additional options or rights to acquire Shares under the Stock Option Plans. On the Acceptance Date, each holder of an Existing Stock Option shall be entitled to receive, in full satisfaction of such Existing Stock Option, an amount in cash without interest in respect thereof equal to the product of (i) the excess, if any, of the Merger Consideration over the per share exercise or purchase price of such Existing Stock Option and
(ii) the number of Shares subject to such Existing Stock Option (such amount being hereinafter referred to as the "OPTION CONSIDERATION") and each Existing Stock Option shall be canceled on the Acceptance Date. Such payment shall be reduced by any income or employment tax withholding required under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Existing Stock Option. The Stock Option Plans shall terminate as of the Acceptance Date. In addition, the Company shall take such actions as are reasonably necessary so that (1) no offering period under the Company's Employee Stock Purchase Plan (the "STOCK PURCHASE PLAN") commences after the date hereof, (2) any offering period under the Stock Purchase Plan which commenced on or prior to the date hereof is terminated prior to the Acceptance Date and (3) all funds contributed by employees of the Company or its Subsidiaries under the Stock Purchase Plan that are not applied on or prior to the Acceptance Date to the purchase of Shares are returned to such employees as soon as practicable after the Acceptance Date. All administrative and other rights and authorities granted under any Stock Option Plan and under the Stock Purchase Plan to the Company, the Board of

Directors of the Company or any Committee or designee thereof, shall, following the Acceptance Date, reside with the Surviving Corporation.

    (b) The Company shall take all reasonable actions required to qualify for the exemption contemplated by Rule 16b-3 under the Exchange Act for the treatment of the Existing Stock Options contemplated hereby, including, if necessary or appropriate, obtaining the approval of the Company's Board of Directors, of the type described in a pertinent SEC no-action letter dated January 12, 1999.

    (c) Each warrant to acquire Shares (the "EXISTING WARRANTS") granted under any warrant or similar agreement to which the Company or any Subsidiary is a party which is outstanding on the Acceptance Date, whether or not then exercisable or vested, shall by virtue of the Merger and without any action on the part of the Company or the holder thereof, be converted into and shall represent only the right to receive an amount in cash, without interest, with respect to each Share subject thereto equal to the excess, if any, of the Merger Consideration over the per share exercise price of such Existing Warrant. On and after the date hereof, the Company shall grant no additional warrants. On the Acceptance Date, each holder of an Existing Warrant shall be entitled to receive, in full satisfaction of such Existing Warrant, an amount in cash without interest in respect thereof equal to the product of (i) the excess, if any, of the Merger Consideration over the per share exercise or purchase price of such Existing Warrant and (ii) the number of Shares subject to such Existing Warrant (such amount being hereinafter referred to as the "WARRANT CONSIDERATION") and each Existing Warrant shall be canceled on the Acceptance Date. Such payment shall be reduced by any income or employment tax withholding required under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Existing Warrant.

    Section 3.4  DISSENTING SHARES.

    (a) Notwithstanding anything in this Agreement to the contrary, Shares that are held by any record holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal rights in accordance with Section 262 of the Corporation Law (the "DISSENTING SHARES") shall not be converted into the right to receive the Merger Consideration but shall become the right to receive such consideration as may be determined to be due in respect of such Dissenting Shares pursuant to the Corporation Law; PROVIDED, HOWEVER, that any holder of Dissenting Shares who shall have failed to perfect or shall have withdrawn or lost his rights to appraisal of such Dissenting Shares, in each case under the Corporation Law, shall forfeit the right to appraisal of such Dissenting Shares, and such Dissenting Shares shall be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Consideration without interest. Notwithstanding anything to the contrary contained in this Section 3.4, if the Merger is rescinded or abandoned, then the right of any stockholder to be paid the fair value of such stockholder's Dissenting Shares shall cease. The Surviving Corporation shall comply with all of its obligations under the Corporation Law with respect to holders of Dissenting Shares.

    (b) The Company shall give Parent (i) prompt notice of any demands for appraisal, and any withdrawals of such demands, received by the Company and any other related instruments served pursuant to the Corporation Law, and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Corporation Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or negotiate, offer to settle any such demands.

    Section 3.5 ADJUSTMENTS. If during the period between the date of this Agreement and the Effective Time, any change in the outstanding Shares shall occur, including by reason of any reclassification, recapitalization, stock dividend, stock split or combination, exchange or readjustment of Shares, or any stock dividend thereon with a record date during such period, the price per share to be paid to holders of Shares in the Offer and the Merger Consideration shall be appropriately adjusted.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    Except as set forth in specifically identified corresponding sections of the disclosure letter, dated as of the date hereof (the "DISCLOSURE LETTER"), delivered by the Company to Parent with respect to this Agreement, the Company represents and warrants to Parent and Purchaser as follows:

    Section 4.1 ORGANIZATION AND QUALIFICATION. The Company and each of its Subsidiaries is a duly organized and validly existing corporation in good standing under the laws of its jurisdiction of incorporation, with all corporate power and authority to own its properties and conduct its business as currently conducted on the date hereof, except where the failure to be so organized, existing and in good standing or to have such power and authority has not had or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and is duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified and in good standing, has not had or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Section 4.1 of the Disclosure Letter sets forth a true and complete list of each of the Company's Subsidiaries. Neither the Company nor any of its Subsidiaries, directly or indirectly, owns any interest in any Person other than in the Company's Subsidiaries.

    Section 4.2  CAPITALIZATION.

    (a) The authorized capital stock of the Company consists of 45,000,000 Shares (consisting of 40,000,000 Common Shares, of which 5,000,000 shares have been designated Class B Shares) and 5,000,000 shares of Preferred Stock. As of the close of business on March 19, 2001, 13,589,003 Shares were issued and outstanding and 400 shares of Preferred Stock were issued and outstanding.
Section 4.2(a) of the Disclosure Letter contains a list, as of March 19, 2001, of the name of each Existing Stock Option or Existing Warrant holder, the number of outstanding Existing Stock Options or Existing Warrants held by such holder, the number of Shares such holder is entitled to receive upon the exercise of each Existing Stock Option or Existing Warrant and the corresponding exercise price. Section 4.2(a) of the Disclosure Letter also contains a list, as of the close of business on the day immediately preceding the date hereof, of any Shares issued subsequent to March 19, 2001 upon the exercise of Existing Stock Options and stock purchase rights under the Stock Purchase Plan, other than the Shares to be issued subsequent to the date hereof pursuant to the Stock Purchase Plan. Except as disclosed pursuant to the immediately preceding sentence, since March 19, 2001, the Company has not issued any Shares, has not granted any options, warrants or rights or entered into other agreements or commitments to issue or purchase Shares (under the Stock Option Plans or otherwise) and has not split, combined or reclassified any of its shares of capital stock. All of the outstanding shares of capital stock of the Company have been, and all Shares that may be issued pursuant to the exercise of options or conversion of the Preferred Stock will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued and fully paid and nonassessable, and have not been (and will not be) issued in violation of (nor are any of the authorized shares of capital stock subject to) any preemptive or similar rights created by statute, the certificate of incorporation or bylaws of the Company, or any agreement to which the Company is a party or is bound. Except for the Preferred Stock, Existing Stock Options, Existing Warrants and stock purchase rights under the Stock Purchase Plan, there are not now and as of the Effective Time there will not be, any (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (ii) options (including stock option plans and programs), warrants, rights or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, sell, deliver, exchange, convert, transfer or cause to be issued, sold, delivered, exchanged, converted or transferred, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company, (iv) bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which stockholders of the Company may vote (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as "COMPANY SECURITIES") or
(v) obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Shares. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company or any of its Subsidiaries.

    (b) The Company is directly or indirectly the record and beneficial owner of all the outstanding shares of capital stock of each Company Subsidiary, except as set forth in Section 4.2(b) of the Disclosure Letter, free and clear of any lien, mortgage, pledge, charge, security interest or encumbrance of any kind, and there are no irrevocable proxies with respect to any such shares. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company,
(ii) options (including stock option plans and programs), warrants, rights or other agreements or commitments to acquire from the Company or any of its Subsidiaries (or obligations of the Company or any of its Subsidiaries to issue, sell, deliver, exchange, convert, transfer or cause to be issued, sold, delivered, exchanged, converted or transferred) any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any of its Subsidiaries, (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any of the Company's Subsidiaries (the items in clauses (i), (ii) and (iii), together with the capital stock of such Subsidiaries, being referred to collectively as "SUBSIDIARY SECURITIES") or (iv) obligations of the Company or any of its Subsidiaries to make any payment based on the value of any shares of any Subsidiary. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

    (c) Except as set forth in Section 4.2(c) of the Disclosure Letter, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Person.

    Section 4.3 AUTHORITY FOR THIS AGREEMENT. The Company has all necessary corporate power and authority to execute and deliver this Agreement and subject to obtaining any necessary stockholder approval of the Plan of Merger contained in this Agreement, if applicable, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated, other than the approval of the Plan of Merger contained in this Agreement, by the holders of a majority of the outstanding Shares prior to the consummation of the Merger (unless the Merger is consummated pursuant to Section 253 of the Corporation Law). This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and, assuming the due authorization, execution and delivery of this Agreement by Purchaser and Parent, binding agreement of the Company, enforceable against the Company in accordance with its terms.

    Section 4.4 CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will

(a) conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws (or other similar governing documents) of the Company or any of its Subsidiaries, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority, agency, commission, tribunal, body or instrumentality (including tribal bodies or any official thereof or any arbitrator or panel thereof) (each a "GOVERNMENTAL ENTITY"), the Securities Act, the Exchange Act, the Corporation Law and the "blue sky" or securities laws of any state, (c) except as set forth in Section 4.4(c) of the Disclosure Letter, require any consent, waiver or approval or result in a default (or give rise to any right of termination, cancellation, modification or acceleration) under any of the terms, conditions or provisions of any contract, agreement, lease or sub-lease, license, franchise, loan or credit agreement, note, bond, mortgage, indenture or other instrument, arrangement, commitment or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets may be bound, (d) result in the creation or imposition of any imperfection of title, mortgage, lien, pledge, claim, charge, security interest or encumbrance of any kind on any asset of the Company or any of its Subsidiaries or (e) violate any order (including one issued by an arbitrator), writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or by which any of their respective assets are bound, except in the case of clauses (b), (c), (d) and (e) for any of the foregoing that has not had or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or a material adverse effect on the ability of the parties to consummate the Offer or the Merger.

    Section 4.5  REPORTS; FINANCIAL STATEMENTS.

    (a) Except as set forth in Section 4.5(a) of the Disclosure Letter, since January 1, 1998, the Company has duly filed all forms, reports, schedules, proxy statements and documents required to be filed by it with the SEC and any other applicable state securities authorities. True and correct copies of all filings made by the Company with the SEC since such date and prior to the date hereof (the "COMPANY SEC REPORTS"), whether or not required by Law and including any registration statement filed by the Company under the Securities Act, have been either made available or are publicly available to Parent and Purchaser. As of their respective dates, the Company SEC Reports (other than preliminary material) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and none of the Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to periodic reporting requirements of the Exchange Act or is otherwise required to file documents with the SEC or comparable Governmental Entity or any national securities exchange or quotation service.

    (b) The audited consolidated financial statements of the Company for the year ended December 31, 1999, and the audited and unaudited consolidated financial statements of the Company included (or incorporated by reference) in the Company SEC Reports (the "FINANCIAL STATEMENTS") comply as to form in all material respects with applicable accounting requirements and with the rules and regulations of the SEC with respect thereto and were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods involved ("GAAP") (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated income, stockholders equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which have not been and are not reasonably likely to be materially adverse to the Company and its Subsidiaries taken as a whole. The books and records of the Company and its Subsidiaries have been, and are being, maintained, in all material respects, in accordance with GAAP and all other legal and accounting requirements.

    (c) Except (i) as reflected or reserved against or disclosed in the Financial Statements, (ii) for liabilities that are not required to be recorded or reflected on a balance sheet pursuant to GAAP, (iii) as incurred in the ordinary course of business since December 31, 1999 and (iv) as set forth in
Section 4.5(c) of the Disclosure Letter, neither the Company nor any of its Subsidiaries has any liabilities of any nature, whether accrued, absolute, fixed, contingent or otherwise, or whether due or to become due, other than liabilities that have not had or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

    Section 4.6 ABSENCE OF CERTAIN CHANGES. Except as set forth in Company SEC Reports filed prior to the date hereof and except as set forth in Section 4.6 of the Disclosure Letter, since December 31, 1999, (a) the Company and its Subsidiaries have not suffered any change, condition, event or development that has had, or could reasonably be expected to have, a Material Adverse Effect,
(b) the Company and its Subsidiaries have conducted in all material respects their respective businesses only in the ordinary course consistent with past practice, except for the negotiation and execution and delivery of this Agreement and (c) there has not been any action by the Company or any of its Subsidiaries which would constitute a breach of clauses (a)-(u) of Section 6.1.

    Section 4.7  SCHEDULE 14D-9; OFFER DOCUMENTS AND PROXY STATEMENT.

    (a) None of the information supplied or to be supplied by or on behalf of the Company or any affiliate of the Company expressly for inclusion in the Offer Documents will, at the times such documents are filed with the SEC and are mailed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 and any supplement or amendment thereto will not, at the time they are filed with the SEC and at the time of any distribution or dissemination thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied in writing by Parent, Purchaser or an affiliate of Parent or Purchaser for inclusion therein.

    (b) The Proxy Statement, and any other schedule or document required to be filed by the Company in connection with the Merger, will not, at the time the Proxy Statement is first mailed and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied in writing by Parent, Purchaser or an affiliate of Parent or Purchaser for inclusion therein.

    (c) The 14D-9 and the Proxy Statement, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act.

    Section 4.8 BROKERS. Except for First Union, whose fees will be paid by the Company pursuant to an engagement letter, a copy of which has previously been provided to Parent, no Person is entitled to receive any brokerage, finder's or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Company or any of its Subsidiaries.

    Section 4.9  EMPLOYEE BENEFIT MATTERS.

    (a) Section 4.9(a) of the Disclosure Letter lists all material pension, retirement, savings, disability, medical, dental, health, life (including all individual life insurance policies as to which the Company or any of its Subsidiaries is the owner, beneficiary or both), death benefit, group insurance, profit sharing, deferred compensation, stock option or other equity-based compensation, bonus, incentive, vacation pay, severance pay, "cafeteria" or "flexible benefit" plan under Section 125 of the Code, or other employee benefit plan, trust, arrangement, contract, agreement, policy or commitment (including without limitation, all employee pension benefit plans as defined in
Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all employee welfare benefit plans as defined in Section 3(l) of ERISA), (A) under which current or former employees of the Company or any of its Subsidiaries or their respective ERISA Affiliates are entitled to participate by reason of their employment with the Company or any of its Subsidiaries or their respective ERISA Affiliates, whether or not any of the foregoing is funded, whether insured or self-funded and whether written or oral and with respect to which the Company or any of its Subsidiaries or their respective ERISA Affiliates are a party or a sponsor or a fiduciary thereof or by which the Company or any of its Subsidiaries or their respective ERISA Affiliates (or any of their rights, properties or assets) are bound or (B) with respect to which the Company or any of its Subsidiaries otherwise may have any material liability as described in Section 4.9(a) of the Disclosure Letter (collectively, the "EMPLOYEE BENEFIT PLANS"). For each Employee Benefit Plan, the Company has made available true and correct copies of all plan documents, summary plan descriptions, determination letters, all material communications with any government entity or agency (including the Internal Revenue Service and the PBGC given or received with respect to any Employee Benefit Plan within the past five
(5) years, and the three (3) most recent Forms 5500, including all financial or actuarial reports, if applicable, and all other attached schedules.

    (b) The Company, its Subsidiaries and their respective ERISA Affiliates and, to their knowledge, any "administrator(s)" (as described in Section 3(16)(A) of ERISA) of the Employee Benefit Plans have complied in all material respects with such Plans' terms and with the applicable requirements of ERISA, the Code and any other applicable Law, specifically including the reporting and disclosure requirements of Part 1 of Title I, and Title IV of ERISA and the Code, in a timely and accurate manner, such that no material penalties are reasonably expected to be imposed on the Company or its Subsidiaries or their respective ERISA Affiliates, and no material penalties may be imposed on the Parent or the Purchaser under ERISA, the Code or otherwise with respect to the Employee Benefit Plans or any related trusts.

    (c) For purposes of this Agreement, "ERISA AFFILIATES" shall mean any trade or business (whether or not incorporated) that is part of the same controlled group, or under common control with, or part of an affiliated service group that includes, the Company or any of its Subsidiaries within the meaning of
Section 414(b), (c), (m) or (o) of the Code.

    (d) With respect to the Employee Benefit Plans:

        (i) No Employee Benefit Plan is subject to Title IV of ERISA or
    Section 412 of the Code, and no Employee Benefit Plan is a "multiemployer" plan within the meaning of Section 3(37) of ERISA. No Employee Benefit Plan is a "multiple employer plan" within the meaning of the Code or ERISA. Each of the Employee Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has either (x) received a favorable determination letter that the plan complies with the Tax Reform Act of 1986, as amended, pursuant to a request which accurately described such plan, or
    (y) has remaining a period of time under applicable pronouncements by the Internal Revenue Service in which to apply for such a letter and make any amendments necessary to obtain a favorable determination, and, in each case, has been administered and operated in all material respects in accordance with all Laws so as to maintain such qualification.

        (ii) All contributions or other amounts payable by the Company or any of its Subsidiaries or their ERISA Affiliates through the date hereof with respect to each Employee Benefit Plan in respect of current or prior plan years have been either paid or accrued on the Financial Statements to the extent required under the terms of such plan or in accordance with GAAP.

       (iii) There are no pending, or to the Company's knowledge, threatened or anticipated material claims (other than routine claims for benefits) by, on behalf of or against any of the Employee Benefit Plans or any trust related thereto or, to the knowledge of the Company, by, on behalf of or against any fiduciary of such plans.

    (e) Neither the Company nor any of its Subsidiaries has any material liability, whether absolute or contingent, direct or indirect, including any obligations under any Employee Benefit Plan, with respect to any misclassification of a person as an independent contractor rather than as an employee or with respect to any employees "leased" from another employer.

    (f) Except as set forth in Section 3.3, the consummation of the transactions contemplated by this Agreement will not, with respect to employees or former employees of the Company or any of its Subsidiaries: (A) entitle any individual to severance pay; (B) accelerate the time of payment or vesting of, increase the amount of, or satisfy a condition to the compensation due to any individual under any Employee Benefit Plan; or (C) result in the payment of an amount that could, individually or in combination with any other such payment, constitute an "excess parachute payment" under Section 280G(b)(1) of the Code.

    (g) Except as set forth in Section 4.9(g) of the Disclosure Letter or
Section 6.9(d) hereof, (A) neither the Company nor any of its Subsidiaries has or will have any material liability or obligation under any Employee Benefit Plan which provides medical or death benefits with respect to current or former employees of the Company or any of its Subsidiaries beyond their termination of employment (other than coverage mandated by Law); and (B) each of the Company, its Subsidiaries and their respective ERISA Affiliates which maintains a "group health plan," within the meaning of Section 607(l) of ERISA has materially complied with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, the Health Insurance Portability and Accountability Act of 1996, as amended, and any other applicable Law.

    (h) No "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any Employee Benefit Plan subject to ERISA, other than such a transaction subject to an administrative or statutory exemption, with respect to which a material tax, penalty or other amount may reasonably be expected to be imposed on the Company or any of its Subsidiaries or their respective ERISA Affiliates.

    (i) None of the Company or any of its Subsidiaries, or any of their respective ERISA Affiliates, or any organization with respect to which any such entity is a successor or parent corporation, within the meaning of
Section 4069(b) of ERISA, has engaged in any transaction described in
Section 4069 of ERISA which has had or could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

    (j) To the Company's knowledge, there has been no "mass layoff" or "plant closing," as each such term is defined in the Worker Adjustment and Retraining Notification Act of 1986, as amended ("WARN"), with respect to the employees of the Company or any of its Subsidiaries, with respect to which there could be any future material liability to such employees under WARN.

    (k) Except as set forth in Section 4.9(k) of the Disclosure Letter, none of the Company or any of its Subsidiaries is a party to any collective bargaining or other labor union contract. To the Company's knowledge, there are no union organization attempts underway with respect to any employees of the Company or any of its Subsidiaries. There is no pending or, to the knowledge of the Company, threatened material labor dispute, strike or work stoppage involving such employees. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has committed any material unfair labor practices (as defined in the National Labor Relations Acts of 1947, as amended) in connection with the operation of its business and, except as set forth in Section 4.9(k) of the Disclosure Letter, there is no pending or, to the knowledge of the Company, threatened material charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable state or local agency.

    Section 4.10 LITIGATION, ETC. Except as set forth in Section 4.10 of the Disclosure Letter, there is no claim, action, suit, arbitration, proceeding or investigation pending or, to the knowledge of the Company, threatened
(a) against the Company or any of its Subsidiaries, (b) affecting their respective assets, rights or businesses, or (c) against any of their directors, officers or employees that if adversely determined could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or that, as of the date hereof, in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Offer and the Merger or seeks an award of damages with respect thereto. Neither the Company nor any of its Subsidiaries is subject to any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Subsidiary of the Company that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

    Section 4.11  TAX MATTERS.

    (a) The Company and its Subsidiaries have duly filed all Tax Returns required to be filed by Law with respect to the Company and its Subsidiaries (or any of them) or any of their income, properties or operations as of the date hereof in a timely manner (taking into account applicable filing extensions listed), except to the extent that failure to make such filing has not had or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such returns are accurate and complete in all material respects. All Tax Returns required to be filed by or with respect to the Company and its Subsidiaries (or any of them) after the date hereof and on or before the Effective Time shall be prepared and timely filed (taking into account applicable filing extensions) in a manner consistent with prior years and applicable Law, except where a failure to make such filing has not had or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No penalties or other charges in a material amount are or will become due with respect to the late filing of any Tax Return of the Company and its Subsidiaries (or any of them) or payment of any Tax of the Company and its Subsidiaries (or any of them), required to be filed or paid on or before the Effective Time.

    (b) Except where a failure of a statement contained in (i)-(iv) below to be true or complete has not had or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to all Tax Returns filed by or with respect to the Company and its Subsidiaries (or any of them):

        (i) the statute of limitations for the assessment of corporate income taxes has expired for all years prior to 1997;

        (ii) no audit is in progress and neither the Company nor any of its Subsidiaries has received notice of any audit, nor is any audit threatened;

       (iii) no waiver or agreement has been executed for the extension of time for the assessment or payment of any Tax;

        (iv) there is no deficiency proposed by a taxing authority or threatened in writing by a taxing authority against the Company or any of its Subsidiaries; and

        (v) there are no liens for Taxes on the assets of the Company or any of its Subsidiaries, other than liens for taxes not yet due and payable.

    (c) Except as set forth in Section 4.11(c) of the Disclosure Letter:

        (i) all material amounts required to be paid on or before the date hereof by or with respect to the Company and its Subsidiaries (or any of them) with respect to Taxes have been timely paid; and

        (ii) any material amounts required to be paid by or with respect to the Company and its Subsidiaries (or any of them) with respect to Taxes after the date hereof and on or before the Effective Time shall be timely paid.

    (d) Neither the Company nor any of its Subsidiaries has been or is a party to any tax sharing agreement or similar arrangement.

    (e) Section 4.11(e) of the Disclosure Letter identifies:

        (i) with respect to Subsidiaries of the Company acquired from a common parent of an affiliated group of corporations that filed a consolidated federal income tax return, the common parent of such group, and the period to which such returns related, that included the Subsidiaries;

        (ii) all claims with respect to Taxes in a material amount that have been asserted against the Company and its Subsidiaries (or any of them) under any tax sharing agreement to which any of them is a party.

    (f) The Company and its Subsidiaries have made adequate provisions in accordance with GAAP to each of the Company and its Subsidiaries in the Financial Statements for the payment of all Taxes for which each of the Company and its Subsidiaries may be liable for the periods covered thereby that were not yet due and payable as of the dates thereof, except for inadequate provision for tax liabilities that has not had or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

    Section 4.12 COMPLIANCE WITH LAW. Neither the Company nor any of its Subsidiaries (a) is, in any material respect, in conflict with, in default under, in violation of or under investigation pursuant to any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (b) has received notice of or, to the knowledge of the Company, been threatened to be charged with any of the foregoing. The Company and its Subsidiaries have all permits, licenses, authorizations, consents, approvals, certificates and franchises from Governmental Entities required to conduct their businesses as currently conducted (the "COMPANY PERMITS"), except for such permits, licenses, authorizations, consents, approvals, certificates and franchises the absence of which has not had or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or a material adverse effect on the ability of the parties to consummate the Offer or the Merger. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply has not had or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or a material adverse effect on the ability of the parties to consummate the Offer or the Merger.

    Section 4.13 ENVIRONMENTAL MATTERS. The Company and each of its Subsidiaries have been and are in compliance with all applicable Environmental Laws except for such instances of non-compliance that have not had or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries have all material permits, licenses, consents, approvals, certificates, waivers, variances and other authorizations ("AUTHORIZATIONS") that are required with respect to the operation of their respective businesses, properties and assets under the Environmental Laws and are in compliance with such Authorizations and all such Authorizations are in full force and effect except for such non-compliance or failures to be in full force and effect that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in Section 4.13 of the Disclosure Letter, none of the Company or its Subsidiaries are subject to any material claims, actions, suits, proceedings, investigations, decrees, judgments or orders pursuant to Environmental Law or principles of common law relating to pollution of the environment or health and safety which have had or could reasonably be expected to have a Material Adverse Effect. There are no events, conditions or circumstances which have resulted or are reasonably likely to result in liability or costs pursuant to Environmental Laws or principles of common law relating to pollution or protection of the environment or health and safety which have had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

    Section 4.14  INTELLECTUAL PROPERTY.

    (a) Except as set forth in Section 4.14(a) of the Disclosure Letter, the Company and its Subsidiaries are the owners of, or have the license or right to use all of, the material Intellectual Property that is used in connection with the business of the Company and its Subsidiaries, as presently conducted or reasonably contemplated in their respective business plans, free and clear of any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, priority, right or other security interest.

    (b) Section 4.14(b) of the Disclosure Letter sets forth all of the material Intellectual Property owned by, and filings and applications for any Intellectual Property filed by, the Company and its Subsidiaries. None of the Intellectual Property listed in Section 4.14(b) of the Disclosure Letter is subject to any outstanding judgment, injunction, writ, award, decree or order of any nature, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the knowledge of the Company, threatened, which challenges the validity, enforceability, use or ownership of such Intellectual Property.

    (c) Section 4.14(c) of the Disclosure Letter sets forth all material Intellectual Property licenses, sublicenses, distributor agreements and other agreements under which the Company or any of its Subsidiaries is either a licensor, licensee or distributor, except such licenses, sublicenses and other agreements relating to off-the-shelf software, that are commercially available on a retail basis with annual fee obligations of less than $10,000. The Company and its Subsidiaries have substantially performed all obligations imposed upon them thereunder, and are not, nor to the knowledge of the Company is any other party thereto, in breach of or default thereunder in any respect, nor is there any event which with notice or lapse of time or both would constitute a material default thereunder. All of the material Intellectual Property licenses listed in
Section 4.14(c) of the Disclosure Letter are valid, enforceable and in full force and effect, and will continue to be so on identical terms immediately following the Effective Time except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

    (d) None of the material Intellectual Property currently licensed by the Company or its Subsidiaries to any Person, or, to the knowledge of the Company, used by or licensed to the Company or its Subsidiaries from any Person, infringes upon or otherwise violates any Intellectual Property rights of others.

    (e) Except as set forth in Section 4.14(e) of the Disclosure Letter, no material litigation is pending and no action, suit, proceeding, claim, complaint, dispute, arbitration or investigation has been made against the Company or its Subsidiaries or, to the knowledge of the Company, is threatened, contesting the right of the Company or its Subsidiaries to sell or license to any Person or use any Intellectual Property presently licensed to such Person or used by the Company or its Subsidiaries.

    (f) Except as set forth in Section 4.14(f) of the Disclosure Letter, to the knowledge of the Company, no Person is infringing upon or otherwise violating any material Intellectual Property rights of the Company or its Subsidiaries.

    (g) No former employer of any employee of the Company or its Subsidiaries, and no current or former client of any independent contractor of the Company or its Subsidiaries, has made or, to the knowledge of the Company, threatened a claim against the Company or its Subsidiaries or, to the knowledge of the Company, against any other Person, that such employee or such independent contractor is utilizing material Intellectual Property of such former employer or client.

    (h) Except as set forth in Section 4.14(h) of the Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any material license or other agreement requiring the payment by the Company or any of its Subsidiaries of any material royalty or license payment, excluding such agreements relating to software licensed for use solely on the computers of the Company or its Subsidiaries.

    (i) To the knowledge of the Company, no employee of the Company or its Subsidiaries is in material violation of any Law applicable to such employee, or any term of any employment agreement, patent or invention disclosure agreement or other contract or agreement relating to the relationship of such employee with the Company or any of its Subsidiaries or any prior employer.

    (j) To the knowledge of the Company, none of the Company's material know-how, inventions, processes or other know-how or similar Intellectual Property, wherever located, the value of which is contingent upon maintenance of confidentiality thereof, has been disclosed to any Person other than to employees, representatives and agents of the Company or its Subsidiaries or pursuant to an obligation of confidentiality, except as required pursuant to the filing of a patent application by the Company or its Subsidiaries or as otherwise required by applicable Law.

    (k) Except as set forth in Section 4.14(k) of the Disclosure Letter, it is not necessary for the Company's or its Subsidiaries' business to use any material Intellectual Property (i) owned by any director, officer, employee or independent contractor of the Company or of any of its Subsidiaries (or persons the Company or its Subsidiaries presently intend to hire) or (ii) owned by any such Person but not assigned or licensed (or intended to be assigned or licensed with respect to presently intended hires) to the Company pursuant to an employment, consulting or similar agreement. To the knowledge of the Company, at no time during the conception or reduction to practice of any of the Company's or any of its Subsidiaries' material Intellectual Property was any developer, inventor or other contributor to such Intellectual Property operating under any grants from any Governmental Entity or subject to any employment agreement, invention assignment, nondisclosure agreement or other contractual obligation with any Person that could materially and adversely affect the Company's or any of its Subsidiaries' rights to such Intellectual Property.

    (l) All past and present employees and independent contractors of the Company and/or any of its Subsidiaries, except those named in Section 4.14(l) of the Disclosure Letter have executed and delivered proprietary invention agreements with the Company or its Subsidiaries, as the case may be, substantially in the form previously provided to Parent, and are obligated under the terms thereof to assign all material inventions and other material Intellectual Property made by them during the course of employment to the Company or its Subsidiaries, as the case may be. To the knowledge of the Company, no such employee or independent contractor of the Company and/or any of its Subsidiaries has excluded works or inventions made prior to his employment with or work for the Company or any of its Subsidiaries from his assignment of inventions pursuant to such proprietary invention agreements.

    (m) The term "INTELLECTUAL PROPERTY" means all proprietary and other rights, including rights granted under license, in and to the following:

        (i) trademarks, service marks, trademark registrations, service mark registrations, trade names and applications for registration of trademarks and service marks ("TRADEMARKS");

        (ii) copyright registrations, applications for registration of copyrights and unregistered copyrights ("COPYRIGHTS");

       (iii) patents, design patents and utility patents, all applications for grant of any such patents pending as of the date hereof or as of the Effective Time or filed within five (5) years prior to the date hereof, and all reissues, divisions, continuations-in-part and extensions thereof ("PATENTS");

        (iv) computer software, including source code, object code, algorithms, databases, and all related documentation ("SOFTWARE");

        (v) technical documentation, trade secrets, domain names, websites and content designs, inventions, processes, formulae, know-how, operating manuals and guides, plans, new product development, technical and marketing surveys, material specifications, product specifications, invention records, research records, labor routings, inspection processes, equipment lists, engineering reports and drawings, architectural or engineering plans, know-how agreements; marketing and licensing records, sales literature, customer lists, trade lists, sales forces and distributor networks lists, advertising and promotional materials, service and parts records, warranty records, maintenance records and similar records; and

        (vi) all rights and incidents of interest in and to all noncompetition or confidentiality agreements;

in each case including any and all applications therefor or registrations, renewals, modifications and extensions thereof.

    (n) The term "COMPANY INTELLECTUAL PROPERTY RIGHTS" shall mean all material Intellectual Property owned or used under license by the Company or any of its Subsidiaries.

    Section 4.15  REAL PROPERTY.

    (a) Neither the Company nor any of its Subsidiaries own any real property.
Section 4.15(a) of the Disclosure Letter sets forth a list of any real property previously owned by the Company or any of its Subsidiaries.

    (b) Section 4.15(b) of the Disclosure Letter sets forth a list of all material leases, subleases and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any material real property (the "REAL PROPERTY LEASES").
Section 4.15(b) of the Disclosure Letter also sets forth a list of all material leases, subleases and other agreements under which the Company or any of its Subsidiaries has used or occupied any material real property during the last five (5) years. Each Real Property Lease is valid, binding and in full force and effect, and no termination event or termination condition or uncured default of a material nature on the part of the Company or any such Subsidiary exists under any Real Property Lease. Each of the Company and its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all mortgages, pledges, liens, encumbrances and security interests, except (i) those reflected or reserved against in the balance sheet of the Company dated as of September 30, 2000, (ii) Taxes and general and special assessments not in default and payable without penalty and interest and
(iii) other liens, mortgages, pledges, encumbrances and security interests that do not materially interfere with the Company's use and enjoyment of such real property or that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

    Section 4.16  MATERIAL CONTRACTS.

    (a) Section 4.16(a) of the Disclosure Letter sets forth a list of all contracts, agreements, commitments, arrangements, leases (including with respect to personal property) and other instruments to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective assets is bound that involves or could involve aggregate payments of more than $50,000 (each, a "MATERIAL CONTRACT").

    (b) There is no contract, agreement or understanding that was required to be described in or filed as an exhibit to any Company SEC Report that was not described in or filed as required by the Securities Act or the Exchange Act, as the case may be. The Material Contracts are valid and binding and are in full force and effect and enforceable in accordance with their respective terms in all material respects. The Company is not, in any material respect, in violation or breach of or default under any Material Contract nor, to the Company's knowledge, is any other party to any such Material Contract.

    (c) Except as set forth in Section 4.16(c) of the Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, agreement or arrangement (including any lease of real property) (i) restricting the ability of the Company or any of its Subsidiaries (or after the Merger, Parent or any or its Subsidiaries) to compete in or conduct any line of business or to engage in business in any geographic area, (ii) containing covenants of any other Person not to compete in any material respect with the Company or any of its Subsidiaries or (iii) containing any so-called "most favored nation" provisions or any similar provision requiring the Company or any Subsidiary (or after the Merger, Parent or any of its Subsidiaries) to offer a third party terms or concessions at least as favorable as offered to one or more other parties.

    Section 4.17 OPINION OF FINANCIAL ADVISOR. The Board of Directors of the Company has received the opinion of First Union, a copy of which has been, or will be as promptly as practicable, provided to Parent, to the effect that, as of the date of this Agreement, the consideration to be received in the Offer and the Merger, by the holders of Shares (other than Parent or its affiliates) is fair to such holders from a financial point of view.

    Section 4.18 VOTE REQUIRED. In the event that the Merger is not consummated pursuant to Section 253 of the Corporation Law, the only vote of the holders of any class or series of Company capital stock necessary to approve the Merger is the affirmative vote of the holders of a majority of the outstanding Shares.

    Section 4.19 ANTI-TAKEOVER PLAN; STATE TAKEOVER STATUTES. Neither the Company nor any Subsidiary has in effect any stockholder rights plan or similar device or arrangement, commonly or colloquially known as a "poison pill" or "anti-takeover" plan or any similar plan, device or arrangement and the Board of Directors of the Company has not adopted or authorized the adoption of such a plan, device or arrangement. The Board of Directors of the Company has taken all necessary actions to exempt the Offer, the Merger, this Agreement and the transactions contemplated by this Agreement from Section 203 of the Corporation Law. To the knowledge of the Company, no other state takeover statute or similar statute or regulation applies or purports to apply to the Offer, the Merger, this Agreement, or any of the transactions contemplated by this Agreement.

    Section 4.20 INSURANCE. Except as has not had or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect,
(i) the Company and each of its Subsidiaries maintains, and has maintained, without interruption, during its existence, policies or binders of insurance covering such risk, and events, including personal injury, property damage and general liability in amounts the Company believes in good faith are adequate for its business and operations, (ii) the Company has not received notice of termination or cancellation of any such policy and such policies shall not terminate as a result of the consummation of the transactions contemplated hereby, (iii) the Company or its Subsidiaries are named insureds under such policies, (iv) all premiums required to be paid with respect thereto covering all periods up to and including the Effective Time and (v) there has been no lapse in coverage under such policies during any period for which the Company and its Subsidiaries have conducted their respective operations. None of the Company or its Subsidiaries has any obligation for retrospective premiums for any period prior to the Effective Time which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such policies are in full force and effect and will remain in full force and effect to and including the Effective Time, unless replaced with comparable insurance policies having comparable terms and conditions. Except as set forth in Section 4.20 of the Disclosure Letter, no insurer has put the Company or any of its Subsidiaries on notice that coverage was denied with respect to any claim submitted to such insurer by the Company or any such Subsidiary.

    Section 4.21 TRADE RELATIONS. There exists no actual or, to the knowledge of the Company, threatened termination, cancellation or limitation of, or any adverse modification or change in, the business relationship of the Company or any of its Subsidiaries with any distribution partner, customer or supplier or any group of customers or suppliers whose purchases or inventories provided to the Company's or any of its Subsidiaries' business are material to the Company and its Subsidiaries.

    Section 4.22  WARRANTIES; PRODUCT CLAIMS.

    (a) The products manufactured by the Company and its Subsidiaries and sold to end user customers and, to the Company's knowledge, the products manufactured by the Company and its Subsidiaries and sold for use by original equipment manufacturer customers or the products sold by the Company or its Subsidiaries but manufactured by third parties, comply in all material respects with all applicable Laws. To the Company's knowledge, there is no pending federal or state legislation, not otherwise applicable to the Company's industry, which if adopted or enacted could reasonably be expected to result in a Material Adverse Effect as a result of the products sold by the Company and its Subsidiaries.

    (b) Section 4.22(b) of the Disclosure Letter sets forth a summary of each material recall (voluntary or involuntary) of products manufactured by the Company or its Subsidiaries (or products containing products manufactured by the Company or any of its Subsidiaries) during the three (3) year period prior to the date hereof, describing in each case the nature of the problem giving rise to such recall, the approximate number of products recalled and the aggregate costs incurred by the Company or any of its Subsidiaries for each such recall. Except as set forth in Section 4.22(b) of the Disclosure Letter, during the three (3) year period prior to the date hereof, neither the Company nor any of its Subsidiaries has experienced any material return or Warranty Claims with respect to products sold or services performed by the Company and its Subsidiaries, nor are there any pending or, to the Company's knowledge, threatened material return or Warranty Claims with respect to products sold or services performed by the Company and its Subsidiaries for which the Company or its Subsidiaries may have continuing liability or obligations as of the date hereof.

    Section 4.23  POTENTIAL CONFLICTS OF INTEREST.  Except as set forth in
Section 4.23 of the Disclosure Letter, no director, officer or the beneficial owner of five percent (5%) or more of the Shares, (a) owns, directly or indirectly, any interest in, or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, distributor, sales agent or lender to or borrower from, the Company or any of its Subsidiaries; (b) owns, directly or indirectly, in whole or in part, any material tangible or intangible property that the Company or any of its Subsidiaries has used, or that the Company or any of its Subsidiaries currently contemplates using, in the conduct of their business; or (c) receives any payment or other benefit from the Company or any of its Subsidiaries other than in the ordinary course of business on an arm's length basis.

                                   ARTICLE V
             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

    Parent and Purchaser represent and warrant to the Company as follows:

    Section 5.1 ORGANIZATION AND QUALIFICATION. Each of Parent and Purchaser is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its organization. All of the issued and outstanding capital stock of Purchaser is owned directly or indirectly by Parent.

    Section 5.2 AUTHORITY FOR THIS AGREEMENT. Each of Parent and Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Purchaser and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of Parent and Purchaser. This Agreement has been duly and validly executed and delivered by Parent and Purchaser and assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding agreement of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms.

    Section 5.3  OFFER DOCUMENTS; PROXY STATEMENT.

    (a) None of the Offer Documents will, at the times such documents are filed with the SEC and are mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Purchaser with respect to information supplied in writing by the Company or an affiliate of the Company for inclusion therein. The Offer Documents will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.

    (b) None of the information supplied by Parent, Purchaser or any affiliate of Parent or Purchaser for inclusion in the Proxy Statement, if applicable, or the Schedule 14D-9 will, at the date of filing with the SEC, and, in the case of the Proxy Statement, if applicable, at the time the Proxy Statement is mailed and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

    Section 5.4 CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution and delivery of this Agreement by Parent or Purchaser nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws (or other similar governing documents) of Parent or Purchaser, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) as may be required under the Securities Act, the Exchange Act, the Corporation Law and the "takeover," "blue sky" or securities laws of any state or (ii) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the parties hereto to consummate the transactions contemplated hereby, (c) require any consent, waiver or approval or result in a default (or give rise to any right of termination, cancellation, modification or acceleration) under any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which Parent or Purchaser or any of their respective Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation, modification or acceleration) as to which requisite waivers or consents have been obtained or which could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the parties hereto to consummate the transactions contemplated hereby or (d) violate any order (including one issued by an arbitrator), writ, injunction, decree, statute, rule or regulation applicable to Parent, Purchaser or any of their respective Subsidiaries or by which any of their respective assets are bound, except for violations which could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the parties hereto to consummate the transactions contemplated hereby.

    Section 5.5 OPERATIONS OF PURCHASER. Purchaser was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted and will conduct its operations only as contemplated hereby.

    Section 5.6 BROKERS. No Person is entitled to receive any brokerage, finder's or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon the agreements made by or on behalf of the Company or any of its Subsidiaries.

    Section 5.7 LITIGATION. There is no claim, action, suit, proceeding or governmental investigation pending or, to the knowledge of Parent or Purchaser, threatened against either Parent or Purchaser or any of their Subsidiaries that seeks to or could reasonably be expected to have a material adverse effect on the ability of the parties hereto to consummate the transactions contemplated hereby.

    Section 5.8 FUNDS. Parent or Purchaser has or will have the funds necessary to consummate the Offer and the Merger.

                                   ARTICLE VI
                                   COVENANTS

    Section 6.1  CONDUCT OF BUSINESS OF THE COMPANY.  Except as set forth in
Section 6.1 of the Disclosure Letter and expressly contemplated by this Agreement or as consented to in writing by Parent (provided that in the event that the Company shall require the consent of Parent pursuant hereto, Parent shall not unreasonably delay its response), during the period from the date of this Agreement to the earlier of the Effective Time and the Appointment Time, or until the earlier termination of this Agreement, the Company will conduct and will cause each of its Subsidiaries to:

    (a) act and carry on their respective businesses in the ordinary course of business substantially consistent with past practice and use their respective reasonable best efforts to preserve substantially intact their current material business organizations, keep available the services of their current officers and employees (except for terminations of employees in the ordinary course of business) and preserve their material relationships with others having significant business dealings with them;

    (b) not issue, sell, grant options or rights to purchase, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge of (i) any Company Securities (including any Existing Stock Option) or Subsidiary Securities, or grant or accelerate any right to convert or exchange any Company Securities or Subsidiary Securities, other than Shares issuable upon exercise of the Existing Stock Options and other than as may be required pursuant to the Stock Purchase Plan or (ii) any other securities in respect of, in lieu of or in substitution for Shares outstanding on the date hereof,

    (c) not acquire or redeem, directly or indirectly, or amend any Company Securities or Subsidiary Securities;

    (d) not split, combine or reclassify its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock (other than cash dividends paid to the Company by its wholly-owned Subsidiaries with regard to their capital stock);

    (e) not propose or adopt any amendment to their certificate of incorporation or bylaws (or similar documents);

    (f) not grant any stock related performance or similar awards or bonuses, and not pay any accrued but unpaid bonuses to any employees of the Company, due to the cash position of the Company. The Company further represents and warrants to the Buyer and the Parent that neither the Board of Directors of the Company nor any committee of the Board of Directors has approved, committed or taken any other action to approve any bonuses for the Company's employees for the year ended December 31, 2000 and will not make any such determination with respect to such bonuses;

    (g) not (i) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) acquire or agree to acquire, lease or manage any assets, other than in the ordinary course of business consistent with past practice acquire assets that are immaterial to the Company and its Subsidiaries taken as a whole;

    (h) other than in the ordinary course of business consistent with past practice, not sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, or stock or other ownership interest in any of its properties or subsidiaries other than
(i) any liens for taxes not yet due and payable or being contested in good faith by appropriate proceedings for which adequate reserves have been provided in the consolidated balance sheet of the Company at September 30, 2000 and (ii) such mechanics and similar liens, if any, as do not materially detract from the value of any of such properties, assets, stock or ownership interests or materially interfere with the present use of any of such properties or assets;

    (i) not make any binding commitment or enter into, or amend, modify, or terminate any Material Contract;

    (j) not (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for borrowings under its line of credit for working capital purposes and the endorsement of checks in the normal course of business or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any direct or indirect wholly owned Subsidiary of the Company and other than travel and entertainment advances to employees in the ordinary course of business consistent with past practice;

    (k) not establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation stock option, restricted stock, pension, retirement, deferred compensation, employment termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former director, officer and employee;

    (l) except as disclosed in the Company's SEC Reports and except as may be required as a result of a change in law or in GAAP or a change in order to comply with SEC requirements, not change any of their accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

    (m) ensure that it and each of its Subsidiaries shall, use its reasonable best efforts to keep or cause to be kept its material existing insurance policies (or substantial equivalents) in such amounts duly in force until the Effective Time and shall give Parent notice of any material change in its insurance policies;

    (n) not make any material election with regard to Taxes, file any material amended Tax Returns or settle or compromise any material federal, state, local or foreign income tax liability. All Tax Returns required to be filed by or with respect to the Company and its Subsidiaries (or any of them) after the date hereof and on or before the Effective Time shall be prepared and timely filed, in a manner consistent with prior years. The Company and its Subsidiaries shall pay in a manner consistent with prior years all Taxes shown as being required to be paid on such returns;

    (o) not (x) pay, discharge or satisfy any material claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction of (i) liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms as in effect as of the date hereof, (ii) claims settled or compromised to the extent permitted by Section 6.1(q) or (iii) professional fees in connection with the foregoing not in excess of amounts previously disclosed to Parent, or
(y) waive, release, grant, or transfer any rights of material value pursuant to any Material Contract, other than in the ordinary course of business consistent with past practice;

    (p) not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

    (q) not settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises of litigation where the settlement is limited solely to monetary payment and the release of claims and the amount paid in all such settlements or compromises does not exceed $100,00 in the aggregate or $25,000 for any individual settlement or compromise;

    (r) not engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of the Company's or its Subsidiaries' affiliates, including, without limitation, any transactions, agreements, arrangements or understandings with any affiliate or other Person covered under Item 404 of SEC Regulation S-K that would be required to be disclosed under such Item 404;

    (s) not effectuate a "plant closing" or "mass layoff," as those terms are defined in WARN, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any of its Subsidiaries;

    (t) not enter into any new, or amend any existing, employment, severance, consulting or salary continuation agreements with or for the benefit of any officers, directors or employees, or grant any increases in the compensation or benefits to officers, directors and employees (other than normal increases to persons who are not officers or directors in the ordinary course of business consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense of the Company);

    (u) take any and all necessary or reasonable actions to apply for, perfect, register or maintain appropriate protection for all its material Intellectual Property; or

    (v) not agree in writing or otherwise to take any of the foregoing actions.

    Section 6.2  NO SOLICITATION.

    (a) The Company shall not, and shall cause its Subsidiaries and the officers, directors, key employees, representatives (including, without limitation, investment bankers, attorneys and accountants), agents or affiliates of the Company and its Subsidiaries (collectively, the "REPRESENTATIVES") not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate any inquiries or the making of the proposal or offer with respect to an Acquisition Proposal or (ii) participate in any discussions or negotiations with, or provide any non-public information to, or afford any access to the properties, books or records of the Company or any of its Subsidiaries, or otherwise take any other action to assist or facilitate (including granting any waiver or release under any standstill or similar agreement with respect to any securities of the Company), any "person" or "group" (as such terms are used for purposes of Section 13(d)(3) of the Exchange Act) (other than Parent or Purchaser or any affiliate or associate of Parent or Purchaser) (each, a "POTENTIAL ACQUIROR") concerning any Acquisition Proposal. In the event the Company receives any Acquisition Proposal, the Company shall as promptly as practicable (and in any event no later than one (1) Business Day thereafter) notify Parent of such receipt and provide Parent with the identity of the Potential Acquiror and a copy of such Acquisition Proposal.

    (b) Notwithstanding the provisions of Section 6.2(a), the Company may take any of the actions referred to in Section 6.2(a)(ii) with respect only to a Potential Acquiror that has made an unsolicited written bona fide Acquisition Proposal provided that all of the following conditions are satisfied: (i) the Board of Directors of the Company determines in good faith, (A) after consultation with its independent financial advisor, that such Acquisition Proposal is reasonably likely to result in the making of a Superior Proposal and
(B) after consultation with its outside legal counsel, that such action is consistent with its fiduciary duties pursuant to applicable Law; (ii) as promptly as reasonably practicable (and in any event no later than one
(1) Business Day following receipt) the Company notifies Parent of the receipt of such Acquisition Proposal and/or any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of the Company or any of its Subsidiaries by the Potential Acquiror that has made such Acquisition Proposal and that the Company intends to engage in negotiations with, or to provide information to such Potential Acquiror, (iii) the Company receives from such Potential Acquiror an executed confidentiality or standstill agreement that is no more favorable to such Person than the Confidentiality Agreement, dated November 1, 2000, between Parent and the Company (the "CONFIDENTIALITY AGREEMENT"); and (iv) the Company furnishes or makes available to Parent the same information provided to such Person (to the extent not previously furnished or made available). If the Company or any of its Subsidiaries or any of their Representatives participate in discussions or negotiations with, or provides information to a Potential Acquiror, the Company will notify Parent within one (1) Business Day after any material amendment to the Acquisition Proposal made by such Potential Acquiror.

    (c) The Company shall, and shall cause its Subsidiaries and their respective Representatives to, immediately cease and cause to be terminated any existing solicitation, activity, discussions or negotiations with any Person (other than Parent, Purchaser or any of their respective affiliates or associates) conducted prior to the date hereof with respect to any Acquisition Proposal.

    (d) Unless the Company terminates this Agreement in accordance with the provisions of Section 8.1(g), the Company shall not (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation of the Offer or the Merger as set forth in Section 1.2(a), (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, including, without limitation, for purposes of Section 203 of the Corporation Law, or (iii) enter into any letter of intent, agreement in principle or acquisition agreement related to any Acquisition Proposal.

    (e) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to the Company's stockholders a position with respect to an Acquisition Proposal by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or otherwise communicating with the Company's stockholders to the extent required by Law.

    Section 6.3  ACCESS TO INFORMATION.

    (a) From and after the date of this Agreement, the Company shall (i) give Parent and Purchaser and their Representatives reasonable access (during regular business hours upon reasonable notice) to the facilities and books and records of the Company and its Subsidiaries and (ii) cause its officers and those of its Subsidiaries to furnish Parent and Purchaser with such financial and operating data and other information with respect to the business, properties and personnel of the Company and its Subsidiaries as Parent or Purchaser may from time to time reasonably request.

    (b) Information obtained by Parent or Purchaser pursuant to Section 6.3(a) shall be subject to the provisions of the Confidentiality Agreement as if Parent was a party thereto, the terms of which are incorporated herein by reference.

    Section 6.4  REASONABLE EFFORTS; FURTHER ACTIONS.

    (a) Subject to the terms and conditions herein provided for, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. Without limiting the foregoing, (i) each of the Company, Parent and Purchaser shall use its reasonable best efforts to make promptly any required submissions under any applicable Law that the Company or Parent determines should be made, in each case, with respect to the Offer, the Merger and the transactions contemplated hereby and to respond as promptly as practicable to all inquiries received from any Governmental Entity with respect to such submissions for additional information or documentation, and
(ii) Parent, Purchaser and the Company shall cooperate with one another (A) in promptly determining, in connection with the consummation of the transactions contemplated by this Agreement, whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any applicable Law or whether any consents, approvals or waivers are required to be or should be obtained from other parties to any Material Contract and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers.

    (b) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, Parent shall cause the proper officers and directors of each party to this Agreement to take all such necessary action.

    (c) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated hereby is commenced, whether before or after the Effective Time, the parties hereto agree to cooperate and use all reasonable efforts to defend vigorously against it and respond thereto.

    Section 6.5  INDEMNIFICATION AND INSURANCE.

    (a) Parent and Purchaser agree that all rights to indemnification existing in favor of the present or former directors, officers, employees and agents (or any individual who served at the Company's or any of its Subsidiaries' request as an officer, director, or agent) of the Company or any of its Subsidiaries (or any other entity or enterprise, such as, a partnership, joint venture, trust or employee benefit plan) (collectively, the "INDEMNIFIED PARTIES") as provided in the Company's certificate of incorporation or bylaws, the articles of organization, bylaws or similar documents of any of the Company's Subsidiaries or other entity or enterprise or any of the indemnification agreements set forth in Section 6.5(a) of the Disclosure Letter, as in effect as of the date hereof, with respect to matters occurring prior to the Effective Time, shall survive the Merger and shall continue in full force and effect without modification (other than modifications that would enlarge the indemnification rights) for a period of not less than the statutes of limitations applicable to such matters, and Parent shall cause the Surviving Corporation to comply fully with its obligations hereunder and thereunder.

    (b) Parent shall or shall cause the Surviving Corporation to maintain in effect for a period of six (6) years after the Effective Time, in respect of acts or omissions occurring prior to the Effective Time, policies of directors' and officers' liability insurance and fiduciary liability insurance and fiduciary insurance covering the individuals described in Section 6.5(a) (which may include naming such individuals under Parent's existing policies); and such policies provided by Parent shall provide coverage no less favorable than that provided for the individuals who are covered by the Company's existing policies; PROVIDED, HOWEVER, that Parent shall not be required in order to maintain such policies to pay an annual premium in excess of two hundred percent (200%) of the aggregate annual amounts currently paid by the Company to maintain its existing policies; PROVIDED, FURTHER, that, if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of two hundred percent (200%) of such amount, the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to two hundred percent (200%) of such amount.

    Section 6.6 PROXY STATEMENT. Unless the Merger is consummated as contemplated by Section 2.9, the Company shall prepare and file with the SEC, subject to the prior review and approval of Parent and Purchaser (which approval shall not be unreasonably withheld), as soon as practicable after the consummation of the Offer, a preliminary proxy or information statement (the "PRELIMINARY PROXY STATEMENT") relating to the Merger as required by the Exchange Act and the rules and regulations thereunder, with respect to the transactions contemplated hereby. The Company shall obtain and furnish the information required to be included in the Preliminary Proxy Statement, shall provide Parent and Purchaser with, and consult with Parent and Purchaser regarding, any comments that may be received from the SEC or its staff with respect thereto, shall, subject to the prior review and approval of Parent and Purchaser (which approval shall not be unreasonably withheld), respond promptly to any such comments made by the SEC or its staff with respect to the Preliminary Proxy Statement, shall cause the Proxy Statement to be mailed to the Company's stockholders at the earliest practicable date and shall use all reasonable efforts to obtain the necessary approval of the Merger by its stockholders.

    Section 6.7 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent and Purchaser, and Parent or Purchaser, as the case may be, shall give prompt notice to the Company, of the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which is likely to result in any failure of the conditions set forth in Exhibit A; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 6.7 shall not limit or otherwise affect the remedies available hereunder to any of the parties sending or receiving such notice.

    Section 6.8  PRESS RELEASES AND COMMUNICATIONS.

    (a) Parent, Purchaser and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the Offer or the Merger or this Agreement and shall not issue any such press release or make any such public statement absent the other party's prior consent except as may be required by applicable Law or by the rules of any stock exchange on which such party is listed.

    (b) The Company, Parent and Purchaser shall, and shall cause each of their respective Subsidiaries and Representatives, not to communicate with respect to this Agreement and the transactions contemplated hereby except in compliance with Rules 165 and 425 under the Securities Act and Rules 14a-12, 14d-2(d) and 14d-9(a) under the Exchange Act.

    Section 6.9  BENEFITS.

    (a) Prior to the Effective Time, the Company shall use its reasonable best efforts to take such actions as may be necessary such that at the Effective Time, each option under the Existing Stock Options, whether or not then exercisable, shall be canceled and only entitle the holder thereof, upon surrender thereof, to receive an amount in cash equal to the difference between the Merger Consideration over the exercise price per Share of such Existing Stock Option multiplied by the number of Shares previously subject to such Existing Stock Option, less all applicable withholding Taxes. Such payment shall be made by the Company as soon as administratively feasible after the Effective Time.

    (b) In accordance with the terms of the Company's Stock Purchase Plan, the Company shall cause each option outstanding under the Stock Purchase Plan immediately prior to the Effective Time to be automatically exercised immediately prior to the Effective Time. The Company agrees to take such actions as may be necessary so that each employee participating in the Stock Purchase Plan immediately prior to the Effective Time shall only be entitled to receive an amount in cash equal to the result of multiplying (i) the Merger Consideration by (ii) a fraction, the numerator of which is the accumulated payroll deductions in the employee's account under the Stock Purchase Plan at the Effective Time, and the denominator of which is the purchase price for the applicable "PURCHASE PERIOD" and/or "OFFERING PERIOD" (as such terms are defined in the Stock Purchase Plan) in effect immediately prior to the Effective Time. The Company agrees to take such actions as may be necessary to cease as of the Effective Time all further Offering Periods and Purchase Periods and payroll deductions under the Stock Purchase Plan.

    (c) Parent agrees that, for a period of one (1) year following the Effective Time, it will cause the Company to continue to provide the employees of the Surviving Corporation with compensation and employee benefit plans (other than stock option or other plans involving the potential issuance of securities of the Company or of the Parent or any of its affiliates) which in the aggregate are substantially comparable to those currently provided by the Company to such employees immediately prior to the Effective Time; PROVIDED, HOWEVER, that
(i) employees covered by collective bargaining agreements need not be provided such benefits and (ii) nothing contained in this Agreement shall preclude Parent or any of its affiliates from having the right to terminate the employment of any employee, with or without cause, or to amend or to terminate in accordance with its terms and applicable Law any employee benefit plan of Parent established, maintained or contributed to by Parent or any of its affiliates after the Effective Time.

    (d) Employees of the Company and its Subsidiaries as of the Effective Time shall receive credit for service with the Company and its predecessor companies (including, without limitation, Tera, Teknekron Controls, Inc., Integrated Automation, Inc. and Litton Industrial Systems, Inc.'s Integrated Automation Division) Subsidiaries under the employee benefit plans, programs and policies of Parent, the Surviving Corporation or their respective Subsidiaries in which such employees become participants. Such past service credit shall be given only for purposes of eligibility to participate, vesting, vacation entitlement and severance benefits and only to the same extent that the employee had service credit under a comparable Employee Benefit Plan of the Company and provided that nothing herein shall result in the duplication of any benefits. The Parent has agreed to provide the severance payments set forth in the disclosure letter, dated as of the date hereof, delivered by Parent to the Company. In no event shall service prior to the Effective Time be credited for purposes of benefit accrual under any defined benefit pension plan or eligibility for post-retirement medical benefits. Employees of the Company and its Subsidiaries as of the Effective Time shall also receive credit under the employee benefit plans, programs and policies of Parent, the Surviving Corporation or their respective subsidiaries in which such employees become participants for deductible and co-payment amounts made by such employees under the employee benefit plans, programs and policies of the Company and its predecessor companies or acquired companies and their respective subsidiaries prior to the Effective Time in the plan years in which the Effective Time occurs.

    Section 6.10 PURCHASER COMPLIANCE. Whenever this Agreement requires Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Purchaser to take such action.

                                  ARTICLE VII
                    CONDITIONS TO CONSUMMATION OF THE MERGER

    Section 7.1  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, prior to the proposed Effective Time, of the following conditions:

    (a) unless the Merger is consummated as contemplated by Section 2.9, the Plan of Merger contained in this Agreement shall have been approved by the affirmative vote of the stockholders of the Company required by and in accordance with applicable Law;

    (b) no statute, rule, regulation, executive order, judgment, decree or injunction shall have been enacted, entered, issued, promulgated or enforced by any Governmental Entity against Parent, Purchaser or the Company and be in effect that prohibits or restricts the consummation of the Merger or makes such consummation illegal (each party agreeing to use all reasonable efforts to have such prohibition lifted);

    (c) all consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Entity required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not make the Merger illegal or have had or could reasonably be expected to have, individual or in the aggregate, a Material Adverse Effect; and

    (d) Purchaser shall have accepted for purchase and paid for the Shares tendered pursuant to the Offer.

                                  ARTICLE VIII
                         TERMINATION; AMENDMENT; WAIVER

    Section 8.1 TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time (notwithstanding approval thereof by the stockholders of the Company) prior to the Effective Time (with any termination by Parent also being an effective termination by Purchaser):

    (a) by mutual written consent of the Company and Parent;

    (b) by either the Company or Parent, if the Offer has not been consummated on or before June 30, 2001 (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement results in or materially contributes to the failure to consummate the Merger by such date);

    (c) by either the Company or Parent, if there shall be any applicable law, rule or regulation that makes consummation of the Offer or the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree of a Governmental Entity of competent jurisdiction shall restrain or prohibit the consummation of the Offer or the Merger, and such judgment, injunction, order or decree shall become final and nonappealable;

    (d) by either the Company or Parent prior to acceptance for payment of the Shares, if (i) there has been a breach by the other party of any representation or warranty contained in this Agreement which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or
(ii) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach is, in either case, not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by the terminating party to the other party;

    (e) by Parent, if, prior to acceptance for payment of the Shares under the Offer (i) the Board of Directors of the Company shall have failed to recommend, or shall have withdrawn or modified in a manner adverse to Parent, its approval or recommendation of this Agreement, the Offer or the Merger or shall have recommended, or entered into, or publicly announced its intention to enter into, an agreement or an agreement in principle with respect to a Superior Proposal (or shall have resolved to do any of the foregoing), (ii) the Company shall have breached any of its obligations under Section 6.2, or (iii) the Board of Directors of the Company shall exempt any other Person from the provisions of
Section 203 of the Corporation Law;

    (f) by Parent, if, prior to the acceptance for payment of the Shares under the Offer, any Person or "group" (as defined in Section 13(d)(3) of the Exchange
Act), other than Parent or any of its affiliates shall have acquired beneficial ownership of more than forty-five percent (45%) of the Shares or more than forty five percent (45%) of the book value or fair market value of the assets of the Company and its Subsidiaries taken as whole, or the right to acquire ownership of such Shares or assets;

    (g) by the Company, if the Board of Directors of the Company shall approve and the Company shall enter into, a definitive agreement providing for the implementation of a Superior Proposal; PROVIDED, HOWEVER, that (i) the Company is not and has not been in breach of Section 6.2 in connection with such Superior Proposal except for any such immaterial and inadvertent breach,
(ii) the Company's Board of Directors authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies the Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice (including any subsequent amendments or modifications), (iii) during the three
(3) Business Day period after the Company's notice, (x) the Company shall have offered to negotiate with (and, if accepted, negotiate with), and shall have caused its respective financial and legal advisors to have offered to negotiate with (and if accepted, negotiate with), Parent to attempt to make such commercially reasonable adjustments in the terms and conditions of this Agreement as will enable the Company to proceed with this Agreement and (y) the Board of Directors of the Company shall have concluded, after considering the results of such negotiations and the revised proposal made by Parent, if any, that any Superior Proposal giving rise to the Company's notice continues to be a Superior Proposal, (iv) such termination is within three (3) Business Days following the three (3) Business Day period referred to above and (v) no termination pursuant to this Section 8.1(g) shall be effective unless the Company shall simultaneously make the payment required by Section 8.3(b); or

    (h) by Parent or the Company, if as the result of the failure of any of the Offer Conditions and otherwise pursuant to the terms hereof, the Offer shall have terminated or expired in accordance with its terms without Purchaser having purchased any Shares pursuant to the Offer; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this Section 8.1(h) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement results in or materially contributes to the failure of any such condition.

    Section 8.2 EFFECT OF TERMINATION. If this Agreement is terminated and the Merger is abandoned pursuant to Section 8.1 hereof, this Agreement, except for the provisions of Sections 6.3(b), 8.2, 8.3 and Article IX hereof, shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Nothing in this
Section 8.2 shall, relieve any party to this Agreement of liability for any willful breach of this Agreement.

    Section 8.3  FEES AND EXPENSES.

    (a) All fees, costs and expenses incurred in connection with the Offer, the Merger, this Agreement and the transactions contemplated by this Agreement (including, without limitation, legal, accounting and investment banking fees and expenses) (collectively, "EXPENSES") shall be paid by the party incurring such Expenses.

    (b) In the event that this Agreement is terminated (i) pursuant to
Section 8.1(e) or (g) or (ii) pursuant to Section 8.1(d) or (h) following the initial expiration of the Offer (provided that with respect to Section 8.1(d) such termination is the result of a wilful breach by the Company) and, with respect to this clause (ii) only, at the time of such termination (A) either
(x) the Minimum Tender Condition has not been satisfied or (y) the condition set forth in clause (C)(7) of Exhibit A has not been satisfied and (B)(i) at the time of such termination, an Acquisition Proposal (such term to be deemed to include the term "50%" instead of the term "10%" for all purposes of this
Section 8.3(b))
had been publicly announced and not withdrawn and (ii) within twelve
(12) months thereafter an Acquisition Proposal shall have been consummated, then the Company shall pay Parent a termination fee of One Million U.S. Dollars ($1,000,000), which shall include the reimbursement of all of the expenses of Parent and Purchaser actually incurred by Parent and Purchaser (collectively, the "TERMINATION FEE") in immediately available funds by wire transfer to an account designated by Parent.

    (c) Any amounts payable pursuant to Section 8.3(b) shall be payable as promptly as practicable following termination of this Agreement (and in any event no later than two (2) Business Days thereafter) and, if the Company is the party seeking to terminate this Agreement, as a condition thereto.

    (d) The Company acknowledges that the agreements contained in Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Purchaser would not have entered into this Agreement. Accordingly, if the Company fails to pay promptly any amounts due pursuant to Section 8.3, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the fee or expense reimbursement set forth in this Section 8.3, the Company shall pay to Parent its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest from the date of termination of this Agreement on the amounts so owed at the prime rate of Chase Manhattan Bank in effect from time to time during such period.

    Section 8.4 AMENDMENT. To the extent permitted by applicable Law, this Agreement may be amended by action taken by or on behalf of the Boards of Directors of the Company, Parent and Purchaser, subject in the case of the Company to Section 1.4(b), at any time before or after approval of this Agreement by the stockholders of the Company but, after any such stockholder approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of the Company's stockholders hereunder without the approval of the stockholders of the Company. This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

    Section 8.5  EXTENSION; WAIVER; REMEDIES.

    (a) At any time prior to the Effective Time, the parties hereto, by action taken by or on behalf of the respective Boards of Directors of the Company, Parent and Purchaser, subject in the case of the Company to Section 1.4(b), may
(i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

    (b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party. The failure of any party hereto to exercise any rights, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

                                   ARTICLE IX
                                 MISCELLANEOUS

    Section 9.1  DEFINITIONS.

    (a) Definitions shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections, Schedules and Exhibits shall be deemed to be references to Articles and Sections of, and Schedules and Exhibits to, this Agreement unless the context shall otherwise require. All Exhibits attached hereto shall be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any Exhibit shall have the meaning ascribed to such term in this Agreement. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. For the purposes of this Agreement, the following terms shall have the following meanings:

        "ACQUISITION PROPOSAL" shall mean (a) any offer or proposal, or (except as the term "Acquisition Proposal" is used in Section 8.3) any indication of interest in making an offer or proposal, made by a Person or group at any time which is structured to permit such Person or group to acquire beneficial ownership of at least ten percent (10%) of the assets of the Company and its Subsidiaries taken as a whole, or at least ten percent (10%) of the outstanding shares of capital stock of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Offer and the Merger and
    (b) any offer or proposal made in the context of a proxy contest with respect to any of the foregoing.

        "AFFILIATE" and "ASSOCIATE" shall have the meanings given to such terms in Rule 12b-2 under the Exchange Act.

        "BENEFICIAL OWNERSHIP" shall have the meaning given to such term in Rule 13d-3 under the Exchange Act.

        "BUSINESS DAY" shall have the meaning given to such term in Rule 14d-1(g)(3) under the Exchange Act.

        "COMMENCE" or "COMMENCEMENT" shall have the meaning given to such term pursuant to Rule 14d-2(a) under the Exchange Act.

        "ENVIRONMENTAL LAW" shall mean any statute, law, ordinance, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries relating to (i) pollution or the protection or preservation of the environment or natural resources, (ii) Releases or threatened Releases, and (iii) the management (including use, treatment, handling, storage, disposal, transportation, recycling or remediation) of any hazardous, toxic, dangerous or industrial substance, chemical or other material or (iv) employee health and safety.

        "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended.

        "HAZARDOUS SUBSTANCE" shall mean any substance, pollutant, contaminant, chemical or other material (including petroleum or any fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, urea formaldehyde foam insulation) or waste that is identified or regulated under any Environmental Law.

        "LAW" shall mean any federal, state, local or foreign law, statute, rule, regulation, order, judgment, writ, injunction, ordinance, administrative order, decree or arbitration award in effect as of the date hereof or as of the Effective Time.

        "MATERIAL ADVERSE EFFECT" shall mean any material and adverse effect on the financial condition, business, properties, assets, liabilities or results of operations of the Company and its Subsidiaries taken as a whole or the ability of the Company to consummate the transactions contemplated by this Agreement in any material respect (excluding any such effect to the extent that it results from (i) the announcement of this Agreement or the transactions contemplated hereby, or (ii) changes in global economic conditions, financial markets generally or conditions in the electronic bill presentment and payment industry generally).

        "PERSON" shall mean any natural person, firm, corporation, limited liability company, partnership, association, joint venture, Governmental Entity, labor union, trust, estate or other entity or organization.

        "PROXY STATEMENT" shall mean the letter to stockholders, notice of meeting, proxy statement and form of proxy, or the information statement, as the case may be, that may be provided to stockholders of the Company in connection with the Merger (including any amendments or supplements), and any schedules required to be filed with the SEC in connection therewith, as from time to time amended or supplemented.

        "RELEASE" shall mean any spill, discharge, leak, emission, disposal, injection, escape, dumping, leaching, dispersal, emanation, migration or release of any kind whatsoever of any Hazardous Substance in, on, into, through or onto the environment.

        "SECURITIES ACT" shall mean the Securities Act of 1933 and the rules and regulations promulgated thereunder, as amended.

        "SUBSIDIARY" shall mean, when used with reference to an entity, any other entity of which securities or other ownership interests having ordinary voting power, directly or indirectly, to elect a majority of the board of directors or other persons performing similar functions, or a majority of the outstanding voting securities of which, are owned directly or indirectly by such entity.

        "SUPERIOR PROPOSAL" shall mean any unsolicited, bona fide written Acquisition Proposal which the Board of Directors of the Company determines in its good faith judgment (after consultation with its outside financial advisors and outside legal counsel) taking into account applicable legal, financial, regulatory and other relevant aspects of the Acquisition Proposal, the identity of the Person making the proposal and other relevant considerations, that (i) such Acquisition Proposal is more favorable from a financial point of view to the Company's stockholders than this Agreement,
    (ii) the conditions to the consummation of such Acquisition Proposal are reasonably capable of being satisfied promptly or (iii) financing for such transaction, to the extent required, is then committed or for which the Board of Directors after consultation with its outside financial advisors concludes in good faith is likely to be available.

        "TAX" shall mean all taxes, charges, fees, levies, imposts, duties, and other assessments, including without limitation any income, alternative minimum or add-on tax, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, employee withholding, payroll, worker's compensation, unemployment insurance, social security, employment, excise (including the federal communications excise tax under Section 4251 of the Code), severance, stamp, transfer occupation, premium, recording, real property, personal property, federal highway use, commercial rent, environmental (including taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties, related liabilities, fines or additions to tax that may become payable in respect thereof imposed by any country, any state, county, provincial or local government or subdivision or agency thereof.

        "TAX RETURNS" shall mean all returns and reports required to be filed by the Company and its Subsidiaries (or any of them) with respect to Taxes.

        "THREATENED" when used with respect to a claim, proceeding, investigation, dispute action, or other matter, shall mean, if any demand or statement has been made in writing or, to the knowledge of the Company, orally.

        "WARRANTY CLAIM" shall mean any claim arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold or delivered by the Company or its Subsidiaries (or products containing products manufactured by the Company or its Subsidiaries).

    (b) As used herein, the following terms shall have the meanings ascribed to them in the Section of this Agreement opposite each such term:

TERM                                                      SECTION
----                                                      -------
Acceptance Date                                           3.3(a)
Agreement                                                 Opening Paragraph
Appointment Time                                          1.4(a)
Authorizations                                            4.13(a)
Certificate of Designation                                2.6(b)
Certificates                                              3.1(b)
Class B Shares                                            1.1(a)(i)(y)
Closing                                                   2.2
Code                                                      2.10
Common Shares                                             1.1(a)(i)(x)
Common Stock Certificates                                 3.1(b)
Company                                                   Opening Paragraph
Company Intellectual Property Rights                      4.14(n)
Company Permits                                           4.12
Company SEC Reports                                       4.5(a)
Company Securities                                        4.2(a)
Confidentiality Agreement                                 6.2(b)(iii)
Copyrights                                                4.14(m)(ii)
Corporation                                               2.4
Corporation Law                                           Recitals
Disclosure Letter                                         4
Dissenting Shares                                         3.4(a)
Effective Time                                            2.2
Employee Benefit Plans                                    4.9(a)
ERISA                                                     4.9(a)
ERISA Affiliates                                          4.9(c)
Existing Stock Options                                    3.3(a)
Existing Warrants                                         3.3(c)
Expenses                                                  8.3(a)

TERM                                                      SECTION
----                                                      -------
Expiration Date                                           Exhibit A
Financial Statements                                      4.5(b)
First Union                                               1.2(a)(ii)
GAAP                                                      4.5(b)
Governmental Entity                                       4.4
Indemnified Parties                                       6.5(a)
Independent Directors                                     1.4(a)
Intellectual Property                                     4.14(m)
Material Contract                                         4.16(a)
Merger                                                    2.1
Merger Agreement                                          Exhibit A
Merger Consideration                                      2.6(a)
Minimum Tender Condition                                  Exhibit A
Offer                                                     1.1(a)(i)
Offer Conditions                                          1.1(a)(i)
Offer Documents                                           1.1(b)
Offer Price                                               1.1(a)(i)
Offering Period                                           6.9(b)
Option Consideration                                      3.3(a)
Parent                                                    Opening Paragraph
Parent Insiders                                           1.4(a)
Patents                                                   4.14(m)(iii)
Paying Agent                                              3.1(a)
Payment Fund                                              3.1(a)
Plan of Merger                                            1.2(a)(i)(C)
Potential Acquiror                                        6.2(a)
Preferred Stock                                           2.6(b)
Preferred Stock Certificates                              3.1(b)
Preliminary Proxy Statement                               6.6
Purchase Period                                           6.9(b)
Purchaser                                                 Opening Paragraph
Real Property Leases                                      4.15(b)
Representatives                                           6.2(a)
Schedule TO                                               1.1(b)
Schedule 14D-9                                            1.2(b)
SEC                                                       1.1(a)(ii)
Shares                                                    1.1(a)(i)
Special Meeting                                           2.8
Software                                                  4.14(m)(iv)
Stock Option Plans                                        3.3(a)
Stock Purchase Plan                                       3.3(a)
Subsequent Period                                         1.1(a)(ii)
Subsidiary Securities                                     4.2(b)
Surviving Corporation                                     2.1
Takeover Laws                                             1.2(a)(i)(E)
Termination Fee                                           8.3(b)
Trademarks                                                4.14(m)(i)
Transfer Agent                                            1.3
WARN                                                      4.9(j)
Warrant Consideration                                     3.3(c)

    Section 9.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made in Articles IV and V shall not survive beyond the Effective Time. This Section 9.2 shall not limit any covenant or agreement of the parties hereto that by its terms contemplates performance after the Effective Time.

    Section 9.3 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement, together with Exhibit A, the Schedules and the Confidentiality Agreement, constitutes the entire agreement between the parties with respect to subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to subject matter hereof. The Agreement shall not be assigned by any party by operation of law or otherwise without the prior written consent of the other parties; PROVIDED, HOWEVER, that Purchaser may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent; in which event all references herein to Purchaser shall be deemed references to such other Subsidiary except that all representations and warranties made herein with respect to Purchaser as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation.

    Section 9.4 VALIDITY. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

    Section 9.5 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) by hand delivery or overnight courier in writing or by facsimile transmission with confirmation of receipt of a legible copy, as follows:

    if to Parent or Purchaser:
    Pitney Bowes Inc.
    One Elmcroft Road
    Stamford, CT 06926-0700
    Attention: Brian Baxendale and
            Deputy General Counsel

    Facsimile: (203) 421-3963,
            (203) 351-6648 and
            (203) 351-7756

    with a copy to:

    Paul, Weiss, Rifkind, Wharton & Garrison
    1285 Avenue of the Americas
    New York, New York 10019-6064
    Attention: Douglas A. Cifu, Esq.
    Facsimile: (212) 757-3990

    if to the Company:

    Alysis Technologies, Inc.
    1900 Powell Street, Suite 110
    Emeryville, CA 94608-1840
    Attention: Geraldine McGrath
    Facsimile: (510) 450-7059

    With a copy to:
    Wilson Sonsini Goodrich & Rosati
    Professional Corporation
    650 Page Mill Rd.
    Palo Alto, CA 94304
    Attention: Herbert Fockler
    Facsimile: (650) 496-4367

    and

    Wilson Sonsini Goodrich & Rosati
    Professional Corporation
    One Market
    Spear Tower, Suite 3300
    San Francisco, CA 94105
    Attention: Steve L. Camahort
    Facsimile: (415) 947-2099

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

    Section 9.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof and except insofar as mandatory provisions of the Securities Act and the Exchange Act apply to the Offer.

    Section 9.7 JURISDICTION. All actions brought, arising out of, or related to the transactions contemplated hereby shall be brought in the federal or state courts of the State of Delaware. Each party hereby irrevocably submits to the exclusive jurisdiction of the federal or state courts of the State of Delaware in respect of any claim relating to the interpretation and enforcement of the provisions of this Agreement, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding in which any such claim is made that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The parties hereby consent to and grant any such court jurisdiction over such parties and over the subject matter of any such claim and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 9.5, or in such other manner as may be permitted by Law, shall be valid and sufficient thereof.

    Section 9.8 WAIVER OF JURY TRIAL. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury. Each party certifies and acknowledges that (i) no Representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) such party understands and has considered the implications of this waiver,
(iii) such party makes this waiver voluntarily, and (iv) such party has been induced to enter into this Agreement by, among other things, the mutual waivers, agreements and certifications in this Section 9.8.

    Section 9.9 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

    Section 9.10 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except for Section 6.5 (which are intended to be for the benefit of the individuals referred to therein, and may be enforced by any such individuals).

    Section 9.11 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

    Section 9.12 FURTHER ASSURANCES. Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any Governmental Entity or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

    IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all at or on the day and year first above written.

                                                       PITNEY BOWES INC.

                                                       By:  /s/ BRUCE NOLOP
                                                            -----------------------------------------
                                                            Name: Bruce Nolop
                                                            Title: Executive VP and Chief Financial
                                                            Officer

                                                       MAUI ACQUISITION CORP.

                                                       By:  /s/ BRUCE NOLOP
                                                            -----------------------------------------
                                                            Name: Bruce Nolop
                                                            Title: Executive VP and Chief Financial
                                                            Officer

                                                       ALYSIS TECHNOLOGIES, INC.

                                                       By:  /s/ KEVIN D. MORAN
                                                            -----------------------------------------
                                                            Name: Kevin D. Moran
                                                            Title: President and Chief Executive
                                                            Officer

                                                                       EXHIBIT A

                            CONDITIONS TO THE OFFER

    Capitalized terms used in this Exhibit A and not otherwise defined herein shall have the meanings assigned to them in the Agreement to which it is attached (the "MERGER AGREEMENT").

    Notwithstanding any other provision of the Offer, Parent and Purchaser shall not be required to accept for payment, purchase or pay for any Shares tendered in connection with the Offer and may terminate or, subject to the terms of the Merger Agreement, amend the Offer, if (A) there shall not have been validly tendered and not properly withdrawn as of any scheduled expiration date of the Offer (an "EXPIRATION DATE") that number of Common Shares which, together with any Common Shares then beneficially owned by Purchaser or Parent, represents at least a majority of the total number of outstanding Common Shares on a fully diluted basis as of the date of purchase (excluding for such purpose all Common Shares issuable upon the exercise of Existing Stock Options with an exercise price greater than or equal to the Offer Price) (the "MINIMUM TENDER CONDITION"), (B)(x) all applicable waiting periods under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and (y) any other applicable waiting periods pursuant to any applicable Law or imposed by any Governmental Entity which if not obtained could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, in each case with respect to the Offer and/or the Merger shall have either expired or terminated, or (C) at any time on or after the date of the Merger Agreement and prior to the time of payment for any Shares, any of the following conditions occur and are continuing at an Expiration Date:

    (1) there shall be instituted or pending any action or proceeding by or before any Governmental Entity (a) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for the Shares by Parent or Purchaser or the consummation of the Merger, (b) seeking to obtain material damages relating to the transactions contemplated by the Offer or the Merger, (c) seeking to materially restrain or prohibit Parent's ownership or operation (or that of its respective Subsidiaries or Affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or to compel Parent or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, (d) seeking to impose material limitations on the ability of Parent, Purchaser or any of Parent's other Subsidiaries or affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Parent, Purchaser or any of Parent's other Subsidiaries or affiliates on all matters properly presented to the Company's stockholders, (e) seeking to require divestiture by Parent, Purchaser or any of Parent's other Subsidiaries or affiliates of any Shares or
(f) that otherwise, in the good faith judgment of Parent, has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

    (2) there shall have been any action taken, or any statute, rule, regulation, injunction, order or decree, enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any Governmental Entity, that result in any of the consequences referred to in clauses (a) through
(f) of paragraph (1) above; or

    (3) there has been any event, occurrence or development which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

    (4) there shall have occurred (a) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or in the over-the-counter market in the United States

(other than any suspension or limitation on trading in any particular security as a result of a computerized trading limit or any intraday suspension due to "circuit breakers"), (b) any declaration of any banking moratorium or any suspension of payments in respect of banks or any limitation (whether or not mandatory) on the extension of credit by lending institutions in the United States or (c) any commencement of armed hostilities or other national or international calamity involving the United States that has a material adverse effect on bank syndication for financial markets in the United States or, in the case of any of the foregoing occurrences existing on or at the time of the commencement of the Offer, a material acceleration or worsening thereof;

    (5) any Person or "group" (as such term is used in Section 13(d)(3) of the Exchange Act)--other than Parent, Purchaser or another Person (who on the date hereof alone or as part of a "group" (as such term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner of more than five percent (5%) of the outstanding Shares) or any of their respective Affiliates--shall have become the beneficial owner of more than forty five (45%) of the outstanding Shares;

    (6) (a) the Board of Directors of the Company shall have failed to recommend, or shall have withdrawn or modified in a manner adverse to Parent, its approval or recommendation of this Agreement, the Offer or the Merger, or shall have recommended, or entered into, or publicly announced its intention to enter into, an agreement or an agreement in principle with respect to a Superior Proposal (or shall have resolved to do any of the foregoing) or (b) the Company shall have breached any of its obligations under Section 6.2;

    (7) the Company shall have breached or failed to comply in any material respect with any of its material obligations, covenants, or agreements under the Merger Agreement; or (a) any representation or warranty of the Company contained in the Merger Agreement that is qualified by reference to a Material Adverse Effect or (b) any representation or warranty contained in the Merger Agreement that is qualified by reference to "materiality" shall not be true and correct, in either case without giving effect to such materiality standard (including Material Adverse Effect); or any other such representation or warranty shall not be true and correct in any respect that (when taken together with all such other representations and warranties not true and correct) has had or could reasonably be expected to have a Material Adverse Effect, in each case either as of the date made or at and as of any time thereafter (except in the case of any representation or warranty that by its terms is made as of a date specified therein which need be accurate only as of such date);

    (8) the Merger Agreement shall have been terminated pursuant to its terms or shall have been amended pursuant to its terms to provide for such termination or amendment of the Offer; or

    (9) there shall have been no breach of or default under that certain Voting and Tender Agreement, dated as of March 20, 2001, by and among Parent, Purchaser and certain stockholders of the Company, by any such stockholder and no such stockholder shall have asserted that the Voting and Tender Agreement is unenforceable against him or it.

which, in the reasonable judgment of Parent and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for Shares.

    The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted or, other than the Minimum Tender Condition, waived by Parent or Purchaser in whole or in part at any time or from time to time in their discretion subject to the terms of the Merger Agreement.

    The failure of Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right, which may be asserted at any time and from time to time.

                                                                       EXHIBIT B

                                 PLAN OF MERGER
                                       OF
                             MAUI ACQUISITION CORP.
                                      INTO
                           ALYSIS TECHNOLOGIES, INC.

    FIRST:  (a)  The name of each constituent corporation is as follows:

    1. Maui Acquisition Corp., a corporation organized under the laws of the State of Delaware ("PURCHASER"); and

    2. Alysis Technologies, Inc., a corporation organized under the laws of the State of Delaware (the "COMPANY").

    The Company shall be the surviving corporation in the Merger (the "SURVIVING CORPORATION") and shall continue its existence under the laws of the State of Delaware under the name "Alysis Technologies, Inc." In connection with the Merger, the separate corporate existence of Purchaser shall cease.

    SECOND: The terms and conditions of the Merger, including the manner and basis of converting the shares of the Company and Purchaser are as follows:

    1. EFFECTIVE TIME. The effective time of the Merger (the "EFFECTIVE TIME") shall be the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

    2. CONVERSION OF SHARES. (a) At the Effective Time, by virtue of the Merger and without any action on the part of any stockholder of the Company, each share of the Company's common stock, par value $0.01 per share (the "COMMON SHARES") and each share of the Company's class B common stock, par value $0.01 per share (the "CLASS B SHARES" and together with the Common Shares, the "SHARES") issued and outstanding immediately prior to the Effective Time (other than shares owned by Parent, Purchaser or by any subsidiary or affiliate of Parent or Purchaser, all of which shall be canceled without any consideration being exchanged therefor), shall be converted into the right to receive cash in an amount per Share (subject to any applicable withholding tax) equal to $1.39, without interest (the "MERGER CONSIDERATION") upon the surrender of the certificate representing such Shares.

        (b) At the Elective Time, by virtue of the Merger and without any action on the part of any stockholder of the Company, each share of the Company's series B preferred stock, par value $0.01 per share (the "PREFERRED STOCK"), issued and outstanding immediately prior to the Effective Time shall, in accordance with the Company's Certificate of Designation, Preference and Rights of Series B Preferred Stock, as filed with the Secretary of State of the State of Delaware on July 29, 1999 (the "CERTIFICATE OF DESIGNATION"), be converted into the right to receive the Liquidation Preference (as such term is defined in the Certificate of Designation), as calculated as of the Effective Time, without interest, upon surrender of the certificate representing such shares of Preferred Stock.

        (c) Each share of common stock no par value of Purchaser issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on part of the holder thereof, be converted into and become one share of common stock, no par value of the Surviving Corporation.

    3. GOVERNING DOCUMENTS; DIRECTORS AND OFFICERS. (a) The Certificate of Incorporation and Bylaws of Purchaser as in effect immediately prior to the Effective Time shall, from and after the Effective

Time, be the Certificate of Incorporation and Bylaws of the Surviving Corporation, in each case until amended in accordance with applicable law; PROVIDED, HOWEVER, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety as follows:

    "ARTICLE I". The name of the Corporation is Alysis Technologies, Inc. (the "CORPORATION").

        (b) All persons who were directors of Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation and all persons who were officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case to hold office in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation and until their respective death, resignation or removal or until their respective successors are duly elected and qualified in accordance with applicable law.

    4. FURTHER ASSURANCES. At any time, or from time to time, after the Effective Time, the last acting officers of the Company or Purchaser or the officers of the Surviving Corporation may, in the name of the Company or Purchaser, execute and deliver all such proper deeds, assignments and other instruments and take or cause to be taken all such further or other action as the Surviving Corporation may deem necessary or desirable in order to vest, perfect or confirm the Surviving Corporation's title to and possession of all of the property, rights, privileges, powers, and franchises of the Company or Purchaser and otherwise to carry out the purposes of this Plan of Merger.

                                      B-2